Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
DIAMOND SPORTS HOLDINGS LLC
A DELAWARE LIMITED LIABILITY COMPANY
AUGUST 23, 2019
THE LIMITED LIABILITY COMPANY MEMBERSHIP UNITS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF SUCH MEMBERSHIP UNITS IS RESTRICTED AS STATED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS, TO THE EXTENT REQUIRED HEREUNDER, THE LLC RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS. BY ACQUIRING MEMBERSHIP UNITS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS MEMBERSHIP UNITS WITHOUT COMPLYING WITH THE PROVISIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

TABLE OF CONTENTS
TO THE
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
DIAMOND SPORTS HOLDINGS LLC
A DELAWARE LIMITED LIABILITY COMPANY

i

ii

Exhibit A:    Information Exhibit
Exhibit B:    Glossary of Terms
Exhibit C: Certificate of Formation
Exhibit D:    Regulatory Allocations Exhibit
Exhibit E:    Indemnification Exhibit

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
DIAMOND SPORTS HOLDINGS LLC
A DELAWARE LIMITED LIABILITY COMPANY
THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is made and entered into by and among the Persons whose names and addresses are listed on the Information Exhibit attached hereto as Exhibit A and, solely with respect to Sections 3.2(b), 6.1(g) and 10.3 hereof, Sinclair Broadcast Group, Inc., a Maryland corporation (“Sinclair”), effective as of August 23, 2019 (the “Effective Date”). Unless otherwise indicated, capitalized words and phrases in this Amended and Restated Limited Liability Company Agreement (this “Agreement”) shall have the meanings set forth in the Glossary of Terms attached hereto as Exhibit B.
RECITALS:
Diamond Sports Holdings LLC (the “LLC”) was formed pursuant to the Act on April 29, 2019 upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, a copy of which is attached hereto as Exhibit C, and the adoption of the Limited Liability Company Agreement of the LLC dated as of August 23, 2019 and effective as of April 29, 2019 (the “Initial LLC Agreement”), pursuant to which Diamond Sports Topco LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of Sinclair (“Diamond Topco”), was admitted as the sole member of the LLC. This Agreement amends and restates the Initial LLC Agreement in its entirety.
Substantially concurrently with the execution of this Agreement, Diamond Sports Group, LLC, a Delaware limited liability company and an indirect Subsidiary of the LLC (“Buyer” or “DSG”), is purchasing all of the outstanding Equity Interests of Fox Sports Net, LLC, a Delaware limited liability company (“RSN”), pursuant to the terms and conditions of that certain Equity Purchase Agreement, dated as of May 3, 2019, by and among Buyer, The Walt Disney Company, a Delaware corporation, and Fox Cable Networks, LLC, a Delaware limited liability company (the “RSN Equity Purchase Agreement”).
Pursuant to the Equity Commitment Letter by and between the LLC and JPMorgan Chase Funding Inc., dated as of May 3, 2019 (the “JPMorgan ECL”), JPMorgan Chase Funding Inc. (the “Initial Preferred Investor”) has committed to contribute up to $1,025,000,000 to the LLC in exchange for Preferred Units in the LLC.
Pursuant to the Purchase Agreement by and among the LLC, Sinclair and the Initial Preferred Investor, dated as of the date hereof (the “Purchase Agreement”), substantially simultaneously with the consummation of the Closing, the Initial Preferred Investor shall contribute cash to the LLC in exchange for Preferred Units.

Pursuant to the Subscription Agreement by and between the LLC and Diamond Topco, dated as of the date hereof (the “Subscription Agreement”), prior to or substantially simultaneously with the consummation of the Closing, Diamond Topco shall contribute cash and certain assets to the LLC in exchange for Common Units.
NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

FORMATION
SECTION 1.1    Formation; General Terms; Effective Date. The LLC was formed on April 29, 2019 upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, a copy of which is attached hereto as Exhibit C and the adoption of the Initial LLC Agreement. This Agreement amends and restates the Initial LLC Agreement in its entirety as of the Effective Date. Each Person listed on the Information Exhibit attached hereto as Exhibit A shall be a Member of the LLC and shall be bound by all of the terms and conditions of this Agreement as evidenced by his or its execution of this Agreement, a joinder agreement or other instrument, as the case may be.
The rights and obligations of the Members and the terms and conditions of the LLC shall be governed by the Act and this Agreement, including all the Exhibits to this Agreement. To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern to the extent permitted by the Act.
The Board shall cause to be executed and filed on behalf of the LLC all other instruments or documents, and shall do or cause to be done all such filing, recording or other acts as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and operation of a limited liability company in Delaware and in the other states and jurisdictions in which the LLC shall transact business.
SECTION 1.2    Name. The name of the LLC shall be “Diamond Sports Holdings LLC”. Unless otherwise determined by the Board, the name of the LLC shall be the exclusive property of the LLC, and no Member shall have any commercial rights in the LLC’s name or any derivation thereof, even if the name contains such Member’s own name or a derivation thereof. The LLC’s name may be changed only by an amendment to the Certificate of Formation as approved by the Board.

SECTION 1.3    Purposes. The LLC is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto (the “Business”).
SECTION 1.4    Registered Agent; Registered Office. The LLC’s registered agent and registered office are set forth in the Certificate of Formation and may be changed from time to time by the Board pursuant to the provisions of the Act.
SECTION 1.5    Commencement and Term. The LLC commenced upon the filing of the Certificate of Formation and shall continue until it is dissolved, its affairs are wound up, final liquidating distributions are made pursuant to this Agreement and the Certificate of Formation is cancelled upon the filing of a certificate of cancellation with the Secretary of State of the State of Delaware.
ARTICLE II

INITIAL COMMITMENTS
SECTION 2.1    Common Unit Investment. Diamond Topco will acquire, at the Closing, 1,885,000 Common Units in exchange for cash and certain asset contributions to the LLC as set forth in the Subscription Agreement.
SECTION 2.2    Preferred Investor Investment. The Initial Preferred Investor will acquire, at the Closing, 1,025,000 Preferred Units, which Preferred Units shall be purchased by the Initial Preferred Investor at the price set forth in the Purchase Agreement (and subject to any rebates set forth therein) (the “Preferred Investment”).
ARTICLE III

CAPITAL CONTRIBUTIONS AND EQUITY INTERESTS
SECTION 3.1    Capital Contributions.
(a)    Prior to or substantially concurrently with the consummation of the Closing, Diamond Topco shall make its Capital Contribution to the LLC in the amount and in exchange for the number of Common Units as reflected opposite such Member’s name on the Information Exhibit attached hereto as Exhibit A. At and upon the consummation of the Closing, the Initial Preferred Investor shall make its Capital Contribution to the LLC in the amount and in exchange for the number of Preferred Units as reflected opposite such Member’s name on the Information Exhibit attached hereto as Exhibit A.
(b)    From and after the Closing, the aggregate number and class of Units owned by each Member shall be reflected opposite such Member’s name on the Information Exhibit and the LLC shall update the Information Exhibit from time to time to reflect all Capital Contributions and all issuances of Units, including issuances of Preferred Units in connection therewith. In the event of a default by any Member to make any Capital Contribution required by this Agreement, the LLC shall have all the rights and remedies provided by law, including, without limitation, the right to recover the amounts of the defaulted Capital Contributions and any and all other damages. For the avoidance of doubt, except for the initial Capital Contribution contemplated by this Section 3.1 or as agreed to in writing by the Members from time to time after the Closing, no Member shall have any obligation to contribute capital to the LLC.
SECTION 3.2    Authority to Issue Additional Securities.
(a)    From and after and effective upon the Closing, subject to subsections (b) and (c) below, the Board, the board of directors (or other governing entity) of Sinclair, any Intermediate Holdco or any of the LLC’s direct or indirect Subsidiaries may from time to time authorize and create and cause the LLC, Sinclair, any Intermediate Holdco or any of the LLC’s direct or indirect Subsidiaries, as applicable, to issue additional Units or classes of Units or Interests or other Equity Interests (including preferred Equity Interests) of the LLC, Sinclair, any Intermediate Holdco or any of the LLC’s direct or indirect Subsidiaries, as applicable, debt obligations of the LLC, Sinclair, any Intermediate Holdco or any of the LLC’s direct or indirect Subsidiaries, as applicable, convertible into Interests or other Equity Interests, options or warrants to purchase Interests or other Equity Interests, or any combination of the foregoing (collectively, “New Securities”) with such terms and conditions and in exchange for such cash or other property as it may determine, and in connection therewith shall have authority to amend this Agreement in accordance with Section 11.4 below (it being agreed that any amendment to authorize, create and issue any such New Securities in accordance with this Section 3.2 in and of itself shall not constitute an amendment that would adversely affect or change the preferences, rights, privileges or power of, or restrictions provided for the benefit of, the Preferred Units or any Preferred Member); provided, however, no Member shall have any obligation to contribute capital to the LLC except as set forth in Article II or Section 3.1.
(b)    Notwithstanding the foregoing, so long as any Preferred Units are outstanding, the LLC, Sinclair or any Intermediate Holdco shall not offer, sell, designate, authorize or issue, whether by merger, consolidation, reorganization or any other means, New Securities that rank senior to or pari passu with the Preferred Units in liquidation or as to distributions (other than with respect to Tax Distributions), provided (A) that the LLC, Sinclair or any Intermediate Holdco may issue New Securities that rank senior to, or on parity with, the Preferred Units, so long as the proceeds from the issuance of any such New Securities are used substantially concurrently to redeem (provided that the LLC, Sinclair or any Intermediate Holdco may not redeem any of the Preferred Units in the 90 days following the Closing Date) all of the Preferred Units outstanding at the time of such issuance in accordance with the terms of Section 7.5 of this Agreement, (B) the LLC, Sinclair or any Intermediate Holdco may issue New Securities that rank on parity with the Preferred Units, so long as the terms of New Securities do not (x) provide for the maturity, mandatory redemption or optional redemption of such New Securities at any date earlier than, or at a premium more favorable to the holders than, the terms of the Preferred Units and (y) have other terms more favorable to the holders of such New Securities (including, without limitation, with respect to the dividend rate or payment of dividends in cash) than the terms of the Preferred Units, in the case of each of clauses (x) and (y), unless such more favorable terms are also granted in favor of the Preferred Units such that the issuance of such New Securities does not violate the preceding clause (B) after giving effect to such changes to the terms of the Preferred Units and (C) for the avoidance of doubt, the LLC, Sinclair or any Intermediate Holdco may issue common Equity Interests. The issuance of such New Securities accompanied by the changes to the terms of the Preferred Units shall not require the consent of any Preferred Member; provided that the LLC, Sinclair or any Intermediate Holdco shall provide a prior written notice thereof to the Preferred Members.
(c)    So long as any Preferred Units are outstanding and except as otherwise approved by the Designated Preferred Party in its sole discretion, the LLC shall apply an amount in cash equal to 100% of the cash proceeds net of taxes and other expenses (a “Subsequent Investment”) received by:
(i)    DSG or any of its direct or indirect parent companies of any direct or indirect sale of existing or new Equity Interests of DSG or any of its direct or indirect Subsidiaries or direct or indirect parent companies (other than Sinclair) (including, for the avoidance of doubt, in connection with an Initial Public Offering (whether conducted on a primary or secondary basis), any follow-on offerings of Equity Interests or a Change of Control), or
(ii)    any direct or indirect Subsidiaries of DSG of any direct or indirect sale of existing or new Equity Interests of any direct or indirect Subsidiaries of DSG (including, for the avoidance of doubt, in connection with an Initial Public Offering (whether conducted on a primary or secondary basis), any follow-on offerings of Equity Interests or a Change of Control) that is either (x) a public offering and sale or (y) a private sale to a financial institution or other financial investor (other than the sale to a third party of 100% of the Equity Interests of one or more Subsidiaries not constituting a Change of Control, if the proceeds are retained by DSG or its Subsidiaries), in each case, to redeem the Preferred Units at a price equal to 100% of the Preferred Liquidation Amount; provided that such redemption shall be required only to the extent permitted under each of (I) the Credit Agreement, dated as of August 23, 2019, among Diamond Sports Intermediate Holdings LLC, DSG, the issuing banks, lead arrangers, joint bookrunners and lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, (II) the Indenture, dated as of August 2, 2019, among DSG, Diamond Sports Finance Company, the guarantors party thereto and U.S. Bank National Association, as trustee and notes collateral agent, as supplemented by the Supplemental Indenture, dated as of August 23, 2019, by the guarantors party thereto and U.S. Bank National Association, relating to the 5.375% Senior Secured Notes due 2026 of DSG and Diamond Sports Finance Company, (III) the Indenture, dated as of August 2, 2019, among

DSG, Diamond Sports Finance Company, the guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented by the Supplemental Indenture, dated as of August 23, 2019, by the guarantors party thereto and U.S. Bank National Association, relating to the 6.625% Senior Notes due 2027 of DSG and Diamond Sports Finance Company and (IV) any amendments or supplements thereto or refinancings thereof or similar debt financing instruments (provided that any limitations on restricted payments included in any such amendment or supplement or the definitive documentation for such refinancings or such similar debt financing instruments shall not be materially less favorable (as determined in good faith by the LLC) to the Preferred Members than those contained in the definitive documentation for the indebtedness described in clauses (I) through (III) above, unless such terms are otherwise consistent with market terms at the time of issuance (as determined in good faith by the LLC) entered into in good faith.
(d)    Notwithstanding the forgoing, if any Subsequent Investment is made by a Strategic Investor, then the LLC shall negotiate in good faith with the Designated Preferred Party in connection with any terms or conditions pursuant to which the LLC may retain all or a portion of the cash proceeds of any such Subsequent Investment from a Strategic Investor.
(e)    The restrictions set forth in this Section 3.2 shall not apply to any investment by Byron Allen Folks (or any Affiliate thereof) substantially consistent with the terms described to the Designated Preferred Party prior to the Closing Date.
SECTION 3.3    Liability of Members. No Member shall be liable for any debts, liabilities, obligations or losses of the LLC or be required to guarantee the liabilities of the LLC. Except as set forth in Section 4.5, no Member shall be required to contribute or lend funds to the LLC. In no event shall any Member be liable with respect to, or be required to contribute capital to restore, a negative or deficit balance in such Member’s Capital Account upon the dissolution or liquidation or at any other time of either the LLC or such Member’s Interest except in the case and to the extent of a distribution made in violation of the express provisions of this Agreement or the Act.
SECTION 3.4    Maintenance of Capital Accounts; Withdrawals; Interest. A single Capital Account shall be maintained for each of the Members. No Member shall be entitled to withdraw or receive any part of its Capital Account or receive any distribution with respect to its Interest except as provided in this Agreement. No Member shall be entitled to receive any interest on its Capital Account or Capital Contributions amount except as provided in this Agreement. Each Member shall look solely to the assets of the LLC for the return of its Capital Contributions and distributions with respect to its Interest and, except as otherwise provided in this Agreement, shall have no right or power to demand or receive any property or cash from the LLC. No Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations, except as provided in this Agreement, including, for the avoidance of doubt, in Section 4.2.

SECTION 3.5    Classes of Units.
(a)    Each Member shall hold an Interest. The relative rights, privileges, preferences and obligations of an Interest holder with respect to distributions, allocations, voting and other matters set forth in this Agreement (as this Agreement may be amended from time to time, including with respect to any amendments in connection with the issuance of New Securities that are not Common Units) shall be determined under this Agreement and the Act to the extent herein provided based upon the number and the class of Units held by such Member with respect to its Interest. Unless otherwise determined by the Board, Units shall be evidenced by this Agreement and not by a certificate or other instrument; provided that, at the election of the LLC or upon request by written consent of the holders representing a majority of the then-outstanding Preferred Units, the LLC shall cause such Units to be evidenced on the register of a transfer agent (to be selected by the LLC). The number and class of Units attributable to each Member’s Interest as of the Closing is as set forth opposite each Member’s name on the Information Exhibit as of the Closing attached hereto as Exhibit A. Initially the LLC will be authorized to issue Common Units and Preferred Units; provided that in no event shall the LLC issue any profit interests.
(b)    Common Units shall consist of those Common Units held by the Common Members listed on the Information Exhibit attached hereto as Exhibit A as holding such Units, as the same may be amended from time to time as authorized hereunder. Common Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Common Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units.
(c)    Preferred Units shall consist of those Preferred Units held by the Preferred Members listed on the Information Exhibit attached hereto as Exhibit A as holding such Units, as the same may be amended from time to time as authorized hereunder. Preferred Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Preferred Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units.
ARTICLE IV

DISTRIBUTIONS
SECTION 4.1    Tax Distributions.
(a)    Tax Distributions. To the extent the distribution would not violate the Act and except to the extent limited by the terms of any indebtedness or other agreement of any member of the LLC Group, the LLC shall make pro rata (based on each Member’s Tax Liability Amount) distributions to each Member no later than five Business Days before the due date of federal estimated taxes for corporations with respect to each Tax Estimation Period (the “Tax Distribution”) in cash until each Member receives an amount equal to such Member’s Tax Liability Amount. Tax

Distributions shall be made based on good faith estimates of LLC income or loss to the extent actual income and loss is not known as of the time of the Tax Distributions.
(b)    Any Preferred Tax Distributions made pursuant to Section 4.1(a) shall be treated for purposes of this Agreement as advances on distributions pursuant to Section 4.2(a) and shall reduce, dollar-for-dollar, the amount otherwise distributable to such Preferred Member pursuant to Section 4.2(a).
(c)    Definitions.
“Tax Liability Amount” means, with respect to a Member, the sum of the Preferred Tax Distributions and Common Tax Distributions payable with respect to such Member for the applicable Tax Estimation Period; provided that, for the second, third and fourth Tax Estimation Period of each taxable year, a Member’s Tax Liability Amount shall be determined based upon the estimated taxable income (calculated in the manner described in the definitions of Preferred Tax Distributions and Common Tax Distributions below) allocated to such Member for the portion of such taxable period beginning on the first day of the Fiscal Year and ending on the last day of such Tax Estimation Period, and the Tax Liability Amount so determined shall be reduced (but not below zero) by the aggregate amount of all prior cash distributions made pursuant to this Section 4.1 and, with respect to the Preferred Units, Quarterly Distributions paid in cash, with respect to such taxable year. For avoidance of doubt, Tax Distributions under this Section 4.1 shall be determined for each taxable year independently and without regard to any taxable income or loss allocated to a Member with respect to any preceding taxable year.
“Preferred Tax Distributions” means, with respect to the Preferred Units, cash distributions to the Preferred Members until each Preferred Member receives an amount equal to the product of (x) the Assumed Tax Rate and (y) the sum of (A) the taxable income of the LLC and its Subsidiaries, as determined for U.S. federal income tax purposes through the last day of the relevant Tax Estimation Period, allocated to such Preferred Member with respect to its Preferred Units and (B) the taxable income (if any) that such Preferred Member otherwise recognizes on account of the right to receive Quarterly Distributions with respect to its Preferred Units for the relevant Tax Estimation Period.
“Common Tax Distribution” means, with respect to the Common Units, pro rata cash distributions to the Common Members until each Common Member receives an amount equal to the product of (x) the Assumed Tax Rate and (y) the taxable income of the LLC and its Subsidiaries, as determined for U.S. federal income tax purposes through the last day of the relevant Tax Estimation Period, allocated to such Common Member with respect to its Common Units.
(d)    A final accounting for Tax Distributions shall be made for each taxable year after the LLC’s actual net taxable income has been determined and not later than April 1 of the following year, and any shortfall in the amount of Tax Distributions a Member received for such taxable year based on such final determination shall promptly be distributed to such Member as additional Tax Distributions in accordance with Section 4.1(a), and any excess in the amount of Tax Distributions a Member received for such taxable year shall be applied against subsequent Tax Distributions due to such Member.
(e)    In the event any Tax Distribution otherwise required to be made under this Section 4.1 is not made because of restrictions or limitations under the Act or the terms of any indebtedness or other agreement of any member of the LLC Group, such Tax Distribution (or a portion thereof) shall be made by the LLC as soon as the Board determines, in its reasonable discretion, that such Tax Distribution (or a portion thereof) is no longer subject to any such restrictions or limitations.
SECTION 4.2    Distributions in General. Prior to dissolution, and subject to the required distribution set forth in Section 4.1 and the distribution set forth in Section 4.2(a), distributions shall be made to the Members at such times, in such amounts and as of such record dates as the Board shall determine, in its sole discretion, in the following manner:
(a)    Quarterly Preferred Distributions. On each Preferred Distribution Payment Date, the LLC shall distribute to the Preferred Members (the “Quarterly Distribution”) (i) cumulative distributions accruing on a daily basis at the Preferred Rate on the Preferred Unreturned Capital Contribution of such Preferred Unit from time to time, payable, at the option of the LLC, (1) in cash, or, (2) to the extent not paid in cash, payable by automatically increasing the Preferred Unreturned Capital Contribution on such Preferred Units (and, in each case, reducing the Preferred Unpaid Yield for such Quarterly Distribution accordingly), reduced by (ii) any amount treated as an advance of such Quarterly Distribution pursuant to Section 4.1(b); provided, however, that any election to pay in cash the Quarterly Distribution with respect to any Preferred Distribution Payment Date shall be made with no less than 10 days’ notice. Distributions will be calculated on the basis of actual days elapsed over a year of 360 days consisting of 12 30-day months. For the avoidance of doubt, the LLC may elect to pay such Quarterly Distributions in part in cash and in part in kind, in each case at the applicable Preferred Rate; provided that any such election shall be subject to the notice requirement in the immediately preceding sentence and shall specify the amounts to be paid in cash or in kind, as applicable; provided, further, that following any such election, if the LLC shall fail to pay all or any portion of the amount specified in such notice to be paid in cash, such amount shall automatically be paid in kind pursuant to clause (i)(2) above.
The “Preferred Rate,” with respect to each period for which Quarterly Distributions have accrued with respect to each Preferred Unit, shall mean a per annum rate of distributions for such period as follows, whether or not such distributions have been declared and whether or not there are profits, surplus or other funds legally available for the payment of distributions:

Periods	To the extent the Quarterly Distribution is paid in kind:	To the extent the Quarterly Distribution is paid in cash (including in the form of advance pursuant to Section 4.1(b)):
Commencing on the Closing Date until the third (3rd) anniversary of the Closing Date	LIBO Rate plus 8.00%	LIBO Rate plus 7.50%
On or following the third (3rd) anniversary of the Closing Date until the fourth (4th) anniversary of the Closing Date	LIBO Rate plus 8.50%	LIBO Rate plus 8.00%
On or following the fourth (4th) anniversary of the Closing Date until the fifth (5th) anniversary of the Closing Date	LIBO Rate plus 9.00%	LIBO Rate plus 8.50%
On or following the fifth (5th) anniversary of the Closing Date until the sixth (6th) anniversary of the Closing Date	LIBO Rate plus 9.50%	LIBO Rate plus 9.00%
On or following the sixth (6th) anniversary of the Closing Date until the seventh (7th) anniversary of the Closing Date	LIBO Rate plus 10.00%	LIBO Rate plus 9.50%
Thereafter	LIBO Rate plus 10.50%	LIBO Rate plus 10.00%

(b)    Other Distributions. Beginning 90 days after the Closing Date, if the LLC or its Subsidiaries elects to make a Restricted Payment in accordance with Section 4.4(f), then the LLC (or its Subsidiaries) shall first apply 75% of the amount equal to any such Restricted Payment (any such amount, the “Offer Amount”) to make an offer to the Preferred Members to redeem the Preferred Units, on a pro rata basis in proportion to their holdings of the Preferred Units, at a redemption price equal to the Preferred Liquidation Amount applicable to their Preferred Units. Each Preferred Member shall have the option, but not the obligation, to redeem all or a portion of their Preferred Units at such redemption price (the amount actually applied to redeem Preferred Units, the “Accepted Amount”).
The closing date for any such redemption shall be as specified in a notice from the LLC to the Preferred Members; provided that the closing date for such redemption shall be no earlier than 10 days and no later than 60 days after the delivery of such notice. Such notice shall state the time by which each Preferred Member may elect to include such Preferred Member’s Preferred Units in such offer. In addition, such notice may state that the offer of redemption is conditional on the occurrence of such certain conditions specified therein and/or state that, in the LLC’s discretion, the closing date for such offer may be delayed until such time (but no more than 60 days after the notice is sent) as any or all such conditions shall be satisfied or waived by the LLC. The closing date for such offer of redemption may be rescinded at any time in the LLC’s sole discretion if the LLC determines that any or all such conditions will not be satisfied or waived.

At the closing of any redemption of Preferred Units pursuant to this Section 4.2(b), each Preferred Member shall assign to the LLC all of the Preferred Units being redeemed, free and clear of all liens, encumbrances and other restrictions, by delivering a duly executed assignment with respect to such Preferred Units (the form of which shall be reasonably satisfactory to the LLC) and the Preferred Members shall execute a release (the form of which shall be reasonably satisfactory to the LLC) with respect to obligations and liabilities arising from the rights of such Preferred Members as Preferred Members in the LLC.
The Board may cause the LLC or its Subsidiaries to use the difference between the Offer Amount and the Accepted Amount (as well as the portion of Restricted Payments received by the LLC or its Subsidiaries and not applied pursuant to this Section 4.2(b)) for any purpose other than a distribution to enable Sinclair to (x) pay a special dividend or special distribution to equityholders of Sinclair or (y) pay a dividend or distribution to any other holder of preferred equity of Sinclair or an Intermediate Holdco.
(c)    Increases in Preferred Rate.
(i)    In the event that the LLC fails to satisfy any of its obligations pursuant to Section 7.6 (such failure, a “Put Right Breach”), then, commencing from and after the date of such Put Right Breach and for so long as such Put Right Breach is continuing, the applicable Preferred Rate specified in Section 4.2(a) shall increase by two percent (2.00%) until such Put Right Breach has been cured or otherwise waived by the Preferred Members pursuant to Section 11.4. In no event shall the applicable Preferred Rate (inclusive of any increases thereto pursuant to Section 4.2(c)(ii)) exceed the LIBO Rate plus fourteen percent (14.00%).
(ii)    Commencing on the date that is eight (8) years and six (6) months after the Closing Date, the applicable Preferred Rate specified in Section 4.2(a) shall increase by one and one-half percent (1.50%). The applicable Preferred Rate specified in Section 4.2(a) shall further increase by a one-half percent (0.50%) on each six (6) month anniversary thereafter; provided that in no event shall the applicable Preferred Rate (inclusive of any increase thereto pursuant to Section 4.2(c)(i)) exceed the LIBO Rate plus fourteen percent (14.00%).
SECTION 4.3    Distributions to Common Members.
Prior to dissolution, and subject to the required distribution set forth in Section 4.1, the required distribution set forth in Section 4.2(a), the limitations on distributions in Sections 4.2(b) and 4.4 and limitations of Section 3.2, distributions to the Common Members shall be made at such times, in such amounts and as of such record dates as the Board shall determine, in its sole discretion, in the following order of priority:
(a)    First, 100% to each Common Member, until aggregate distributions with respect to such Common Member’s Common Units under Section 4.1 and this Section 4.3(a) equal the sum of (i) such Common Member’s Capital Contribution and (ii) the Return Amount (as defined below) thereon.
(b)    Second, 100% to the Sinclair Member, until the Sinclair Member has received aggregate distributions under this Section 4.3(b) equal to the Catch-up Amount (as defined below) with respect to such Common Member.
(c)    Third, (i) 8% to the Sinclair Member and (ii) the remainder to the Common Members (including the Sinclair Member) on a pro rata basis based on the Common Units owned by each Common Member.
“Carry Distributions” shall mean any distribution to the Sinclair Member pursuant to Section 4.3(b) and Section 4.3(c)(i).
“Return Amount” shall mean a return of 8% per annum, compounded quarterly, on unreturned Capital Contributions. For purposes of computing the amount of the Capital Contribution and the Return Amount pursuant to this section, Capital Contributions will be adjusted by the LLC as appropriate to reflect any Common Member admitted to the LLC or increasing its Capital Contributions during such period following the Closing Date. For purposes of computing the amount of the Return Amount, Capital Contributions will be treated as such from the time such contributions are received by the LLC; provided, however, that no Capital Contributions will be treated as being received by the LLC on any date earlier than the due date for such Capital Contribution.
The Sinclair Member may determine to waive the Carry Distributions, in whole or in part, with respect to any Common Member, or to impose different fees than those described in this Agreement with respect to a Common Member, in each case with the consent of such Common Member. The Common Member shall not be required to give notice of, disclose or offer any such waivers to any other Common Members.
The Sinclair Member shall have authority to adopt such conventions and special rules as it deems necessary or desirable to account for distributions in excess of the Return Amount and Capital Contributions prior to the time when all Capital Contributions have been made.
For purposes of computing the amount of the Return Amount, amounts that constitute unreturned Capital Contributions will be determined by the Sinclair Member.
“Catch-up Amount” shall mean in respect of a Common Member, an amount equal to 8% of all distributions made to the Common Members pursuant to Section 4.3(a)(ii) and Section 4.3(b).
Subject to the last sentence of this paragraph, in the event of a sale of the LLC, by means of a merger or otherwise, the proceeds thereof payable to the Common Members shall be allocated among the Common Members (including the Sinclair Member) in accordance with the distribution provisions of this Section 4.3. Subject to the last sentence of this paragraph, in the event of an Initial

Public Offering of the LLC (or the successor thereto), the equity securities of the LLC (or the successor thereto) outstanding immediately prior to the Initial Public Offering allocable to the Common Members shall be allocated among the Common Members (including the Sinclair Member) in accordance with the distribution provisions of this Section 4.3, treating each equity security as having a value equal to the price paid by the public in the Initial Public Offering. For the avoidance of doubt, all distributions to Common Members pursuant to this Section 4.3 shall only be permitted to the extent permitted under Section 4.4 and shall not be made at any time that any amount is due and payable to any Preferred Member in connection with a redemption pursuant to Section 3.2(c), Section 4.2(b), Section 7.5, Section 7.6 or Section 7.7 (in each case, other than Common Tax Distributions).
SECTION 4.4    Limitation on Restricted Payments. So long as any Preferred Units are outstanding, the LLC shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to (A) declare or pay any dividend or make any payment or distribution in cash (whether through a contribution, loan, advance or otherwise) to the LLC or any of the LLC’s Subsidiaries or any other party on account of any Equity Interests or (B) redeem or repurchase any Equity Interests of the LLC ranking junior to the Preferred Units or any Equity Interests of any of the LLC’s Subsidiaries (the “Restricted Payments”) other than:
(a)    Tax Distributions;
(b)    Distributions by DSG or any direct or indirect parent company of DSG (other than the LLC and its parent companies) to the common equityholders of any such entity, on a pro rata basis based on common equity ownership in connection with distributions to all the common equityholders of such entity (for the avoidance of doubt, any minority holder of common equity of any such entity shall not receive more than its pro rata share of such distribution);
(c)    Distributions by any of DSG’s Subsidiaries to such Subsidiary’s common equityholders on a pro rata basis based on common equity ownership in connection with distributions to all the common equityholders of such Subsidiary joint ventures (for the avoidance of doubt, any minority common equityholder of such Subsidiary shall not receive more than its pro rata share of such distribution);
(d)    Distributions to fund put right payments due to third parties with respect to DSG’s Subsidiary joint ventures;
(e)    Distributions by any entity that is a wholly-owned Subsidiary to its parent company;
(f)    Distributions made in accordance with Section 4.2(b); and
(g)    tax distributions in accordance with the limited liability company, operating agreement or similar agreement of any Subsidiary of the LLC on terms substantially similar with the terms of tax distributions set forth in the limited liability company, operating agreement or similar agreement of any Subsidiary of the LLC on the Closing Date.
For the avoidance of doubt, the amount of any dividend or distribution to the LLC or any of the LLC’s Subsidiaries shall be calculated on a pro rata basis based on its direct or indirect common equity ownership of any Subsidiary paying such dividend or making such distribution.
SECTION 4.5    Withholding. The LLC may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable law. Each Member hereby authorizes the LLC to withhold or pay on behalf of or with respect to such Member any amount of U.S. federal, state or local or non-U.S. taxes that the Board determines, in good faith, that the LLC is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. In addition, if the LLC is obligated to pay any other amount to a governmental authority (or otherwise makes a payment to a governmental authority) that is specifically attributable to a Member or a Member’s status as such (including any taxes paid by the LLC and allocated to a Member or former Member under Section 11.12(a)), then such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 4.5. For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 4.5 shall be treated as having been distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, such Member shall indemnify the LLC in full for the amount of such excess (including interest, penalties and related expenses). The Board may offset distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the LLC and under this Section 4.5. A Member’s obligation to indemnify the LLC under this Section 4.5 shall survive the termination, dissolution, liquidation and winding up of the LLC, and for purposes of this Section 4.5, the LLC shall be treated as continuing in existence. Each Member hereby agrees to furnish to the LLC such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax, including under Section 1446(f) of the Code, or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled.
SECTION 4.6    Alternate Rate of Interest.
(a)    If prior to a Distribution Period (i) the LLC determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including because the LIBO Screen Rate is not available or published on a current basis) for such Distribution Period or (ii) the LLC is advised by Preferred Members holding more than 50.0% of the Preferred Unreturned Capital Contributions (the “Majority Preferred Members”) that the LIBO Rate for such Distribution Period will not adequately and fairly reflect the cost to such Preferred Members of making or maintaining their investment in Preferred Units for such

Distribution Period, then the LLC shall give notice thereof to the Preferred Members by telephone or facsimile as promptly as practicable thereafter.
(b)    If at any time the LLC determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 4.6(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 4.6(a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a governmental authority having jurisdiction over the Designated Preferred Party has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the LLC and the Preferred Members shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 11.4, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the LLC shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Preferred Members, a written notice from the Majority Preferred Members stating that such Majority Preferred Members object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 4.6(b) (but, in the case of the circumstances described in clause (w), (x) or (y) of the first sentence of this Section 4.6(b), only to the extent the LIBO Screen Rate for such Distribution Period is not available or published at such time on a current basis), the LIBO Rate shall be the LIBO Rate as in effect immediately prior to the making of the determination in Section 4.6(a).
ARTICLE V

ALLOCATIONS
SECTION 5.1    Profits and Losses. Except as otherwise provided in the Regulatory Allocations Exhibit attached hereto as Exhibit D, Profits (and items thereof) and Losses (and items thereof) for each taxable year, or portion thereof, shall be allocated among the Members such that the ending Capital Account of each Member, immediately after giving effect to such allocations, is, as nearly as possible, equal to the amount of the distributions that would be made to such Member pursuant to Section 9.3 if (i) the LLC were dissolved and terminated at the end of the Fiscal Year; (ii) its affairs were wound up and each asset on hand at the end of the Fiscal Year were sold for cash equal to its Agreed Value; (iii) all liabilities of the LLC were satisfied (limited with respect to each Nonrecourse Liability to the fair market value of the assets securing such liability); and (iv) the net assets of the LLC were distributed to the Members in accordance with Section 9.3. The allocations made pursuant to this Section 5.1 and Exhibit D are intended to comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder and, in particular, to reflect the Members’ economic interests in the LLC as set forth in Section 4.5, and the Board may modify this Section 5.1 and Exhibit D to the extent necessary in its good faith reasonable discretion to implement such intention.
SECTION 5.2    Code § 704(c) Tax Allocations. Income, gain, loss and deduction with respect to any Section 704(c) Property shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial Agreed Value pursuant to any permitted method as determined by the Board in its good faith discretion. Any elections or decisions relating to allocations under this Section 5.2 shall be determined by the Board in its good faith discretion. Notwithstanding any other provision of this Agreement, allocations pursuant to this Section 5.2 are solely for purposes of federal, state and local taxes and shall not be taken into account in computing any Member’s Capital Account, share of Profits, Losses, allocation of other items or distributions (including Tax Distributions pursuant to Section 4.1) pursuant to any provision of this Agreement.
SECTION 5.3    Miscellaneous.
(a)    Allocations Attributable to Particular Periods. For purposes of determining Profits, Losses or any other items allocable to any period, such items shall be determined on a daily, monthly or other basis, as determined by the Board in its good faith discretion using any permissible method under Code § 706 and the Treasury Regulations promulgated thereunder.
(b)    Other Items. Except as otherwise provided in this Agreement, all items of LLC income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Common Members in the same proportion as they share Profits or Losses, as the case may be, for the year.
(c)    Tax Consequences; Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Article V and by the Regulatory Allocations and hereby agree to be bound by and utilize those allocations as reflected on the information returns of the LLC in reporting their shares of LLC income and loss for income tax purposes, except as otherwise required by applicable law. Each Member agrees to consult in good faith with the Board prior to reporting its distributive share of LLC items of income, gain, loss, deduction and credit on its separate return in a manner inconsistent with the reporting of such items to it by the LLC. Any Member failing to report consistently shall notify the IRS of the inconsistency as required by law and shall reimburse the LLC for any legal and accounting fees incurred by the LLC in connection with any examination of the LLC by U.S. federal, state, local or non-U.S. taxing authorities with respect to the year for which the Member failed to report consistently.
ARTICLE VI

MANAGEMENT OF THE LLC
SECTION 6.1    Management by the Board; Specific Acts Authorized; Delegation of Authority by the Board.
(a)    General Authority of the Board, Size, Composition and Voting of the Board.
(i)    The Business, property and affairs of the LLC and its Subsidiaries shall be managed by a board of managers (the “Board”). The Board shall consist of individuals designated pursuant to this Section 6.1(a) (each a “Manager”). Subject to the terms of this Agreement, the Board shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the LLC and its Subsidiaries, to make all decisions regarding those matters and to supervise, direct and control the actions of the Officers of the LLC and to perform any and all other actions customary or incident to the management of the business, property and affairs of the LLC, including exercising the LLC’s rights with respect to the business and affairs of the LLC’s Subsidiaries. The Members shall have no power to participate in the management of the LLC or to vote on any matter under this Agreement, the Act or otherwise, except for the right of the Sinclair Member to designate Managers as described in this Section 6.1(a) and those matters requiring the consent of the Members as specified in Section 11.4.
(ii)    The Sinclair Member shall be entitled to designate all Managers, including to fill any vacancies created by the resignation, removal or death of a Manager or an increase in the size of the Board (in accordance with clause (iv) below) or otherwise. No other Members shall be entitled to designate or vote on the appointment of any Manager. Each Manager shall be an individual. The Sinclair Member may remove a Manager at any time and from time to time (with or without cause) and replace such Manager with a successor.
(iii)    Each Manager shall be entitled to serve on the Board until his or her death, resignation as Manager or removal by the Sinclair Member at any time and for any reason or no reason.
(iv)    Each Manager shall have one vote on all matters before the Board (whether or not such Manager is disinterested in respect of any matter before the Board). Unless a greater vote is required by the express provisions of this Agreement, the vote, consent, approval or ratification of any matter by those Managers holding at least a majority of the votes held by all Managers present at any applicable meeting of the Board shall be required and shall be sufficient in order to constitute action of the Board. The size of the Board shall be determined from time to time by a vote of those Managers having at least a majority of the votes held by Managers on the Board or as otherwise determined by the Sinclair Member; provided that in the event of a disagreement as to the size of the Board between the Board and the Sinclair Member, the determination of the Sinclair Member shall control. No Member, Manager or Officer shall have the actual or apparent authority to cause the LLC or any of its Subsidiaries to become bound to any contract, agreement or obligation, and no Member, Manager or Officer shall take any action purporting to be on behalf of the LLC or any of its Subsidiaries unless such action has received the prior approval, vote or consent as required pursuant to this Agreement, or unless such matter is within the authority delegated by the Board to the LLC’s Officers.
(v)    Subject to Section 6.1(e), the Board shall have the authority to establish committees of the Board with such authority as shall be delegated by the Board.
(b)    Delegation of Authority to Officers. The Board may delegate power and authority to one or more Officers of the LLC by written resolution of the Board, which resolution shall specify the nature, extent and duration of the Board’s delegation and identify the Officers by title or by position to whom such power and authority is delegated. The Board may remove an Officer at any time and from time to time (with or without cause) and replace such Officer with a successor. An Officer may resign at any time upon notice to the Board.
(c)    Meetings of the Board. Meetings of the Board may be called by the chairperson of the Board or Managers representing at least one-third (1/3rd) of the Managers then serving on the Board. Notice of any meeting shall be given pursuant to Section 11.1 below to all Managers not less than twenty-four (24) hours prior to the meeting. Managers holding at least fifty percent (50)% of the votes held by the Managers shall be required to constitute a quorum for the transaction of business by the Board. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice, a consent to holding the meeting, an approval of the minutes thereof or a written consent to action taken in lieu of such meeting, whether before or after the meeting, or who attends the meeting without protesting the lack of notice prior to the commencement of the meeting. All such waivers, consents and approvals shall be filed with the LLC’s records or made a part of the minutes of the meeting. Subject to Section 10.2(b), Managers may participate in any meeting of the Managers by means of conference telephones so long as all Managers participating can hear or communicate with one another. A Manager so participating is deemed to be present at the meeting.
(d)    Board Packages. Subject to Section 10.2(b), each Manager shall (i) in connection with any meeting of the Board or any action by the Board by written consent, receive the same package of information and/or documentation pertaining to such meeting or written consent as is distributed to each other Manager prior to such meeting and/or action by written consent and (ii) in connection with any written information delivered to any Manager, in their capacity as such, from time to time receive copies of such written information at substantially the same time.

(e)    Subsidiaries; Committees. The Board has the right to approve the appointment of individuals to the board of directors or board of managers of each Subsidiary of the LLC and to the audit committee, the compensation committee and all other authorized committees, if any, of the Board and of each Subsidiary’s board of directors or board of managers.
(f)    Board Action by Written Consent. Any action that is permitted or required to be taken by the Board may be taken or ratified, without a meeting and without notice, by written consent setting forth the specific action to be taken, which written consent is signed by a majority of Persons then serving as Managers.
(g)    Preferred Members Observer and Information Rights. Subject to Section 10.2(b), for so long as any Preferred Member, together with its Affiliates, collectively owns Preferred Units with a Preferred Liquidation Amount of at least $500,000,000 in the aggregate, such Preferred Member will have the right to (a) designate one natural person as a non-voting observer (“Observer”) (who may not be an employee, director, direct or indirect debt or equity owner, non-voting observer or Affiliate of any Competitor; provided that, for the avoidance of doubt, such limitations with respect to the Designated Preferred Party shall extend only to such natural person, and any such natural person shall not be disqualified solely because he or she is an employee, director or non-voting observer of any Person who is a direct or indirect debt or equity owner of any Competitor) to the board of directors of Sinclair (the “Sinclair Board”) and to the Board; provided that the Sinclair Board has consented to the appointment of such designee (such consent not to be unreasonably withheld) and (b) receive Sinclair Board Materials at substantially the same time such information is provided to the Sinclair Board and receive any board packages delivered to the Board pursuant to Section 6.1(d) at substantially the same time such information is provided to the Board, it being understood that the rights of such Preferred Member or Observer to receive Sinclair Board Materials (including withholding or redacting Sinclair Board Materials or such board packages and/or excluding the Observer from all or parts of meetings of the Sinclair Board or the Board, as the case may be) and the rights of any Observer to attend meetings of the Sinclair Board or the Board, as the case may be, shall be limited as necessary, as determined by the Sinclair Board or the Board in its sole discretion, to the extent there would be an actual or perceived conflict of interest (including, at the option of the Sinclair Board or the Board, as to discussions, Sinclair Board Materials or board packages regarding the Preferred Units), an adverse effect on the attorney-client privilege or breach of confidentiality obligations to third parties. The Observer shall not be permitted to vote at any meeting of the Sinclair Board or the Board, as the case may be, or be counted for purposes of determining whether there is a sufficient quorum for the Sinclair Board or the Board, as the case may be, to conduct its business. The Preferred Members, together with their Affiliates, will be entitled to designate no more than two Observers to the Sinclair Board and the Board. In the event that more than two Preferred Members, together with their respective Affiliates, own Preferred Units with a Preferred Liquidation Amount of at least $500,000,000 in the aggregate, the Designated Preferred Party shall determine, in its sole discretion, which Preferred Member (which may include the Designated Preferred Party) shall exercise the Observer designation rights set forth herein.

SECTION 6.2    Limitation of Liability of Managers and Members.
(a)    Any duties (including fiduciary duties) of a Covered Person to the LLC, any Member or any Person bound by this Agreement that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Act and any other applicable law; provided that the foregoing shall not eliminate the obligation of each Covered Person to act in compliance with the express terms of this Agreement. Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that each Manager, in determining whether or not to vote in support of or against any particular decision for which the Board’s consent is required, may act in and consider the best interests of the Sinclair Member and shall not be required to act in or consider the best interests of the LLC, any Subsidiary of the LLC or any other Members.
(b)    Any Covered Person may consult with legal counsel selected by it reasonably acceptable to the LLC, and any act or omission suffered or taken by such Person on behalf of the LLC or in furtherance of the interests of the LLC in good faith reliance upon, and in accordance with, the prior written advice of such counsel shall be full justification for any such act or omission, and the Covered Person shall be fully protected in so acting or omitting to act; provided, however, that if it is ultimately determined that such action was a breach of this Agreement or results in the improper receipt, directly or indirectly, of personal benefit to the Covered Person such Person shall be accountable to the LLC and the Members for such action or omission notwithstanding such prior legal advice.
(c)    For the avoidance of doubt: (i) each Covered Person shall have the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the LLC, its Subsidiaries or any of their Affiliates and (B) do business with any client or customer of the LLC, its Subsidiaries or any of their Affiliates; (ii) no Covered Person shall be liable to any Member or the LLC or its Subsidiaries or any of their Affiliates for breach of any duty (fiduciary, contractual or otherwise) by reason of any of the activities referred to in clause (i) or of such Person’s participation therein; and (iii) in the event that a Covered Person acquires knowledge of a potential transaction or matter that may be a “corporate opportunity” for either the LLC or its Subsidiaries on the one hand, and the Members on the other hand, the Covered Person shall not have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the LLC, its Subsidiaries or any of their Affiliates and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to any Member or the LLC or its Subsidiaries or any of their Affiliates for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that the Covered Person directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to any Member, the LLC or its Subsidiaries or any of their Affiliates.
(d)    Notwithstanding that it may constitute a conflict of interest, any Covered Person may engage in any transaction with the LLC or its Subsidiaries or their Affiliates (including the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) to the maximum extent permitted by Section 18-107 of the Act.
SECTION 6.3    Indemnification. The provisions regarding the indemnification of the Managers, the Partnership Representative, the Members and the Officers are set forth in the Indemnification Exhibit attached hereto as Exhibit E.
ARTICLE VII

TRANSFER OF INTERESTS; RESTRICTIVE COVENANTS
SECTION 7.1    In General. A Member may Transfer all or any portion of its Interest if each of the following conditions is satisfied or as otherwise approved in writing by the Board:
(a)    Securities Law Compliance. Either (i) the Units proposed to be Transferred are registered under the Securities Act and the rules and regulations thereunder and any applicable state securities laws; or (ii) the LLC and its counsel determine, in its reasonable discretion, that the Transfer qualifies for an exemption from the registration requirements of the Securities Act, any applicable state securities laws and any securities laws of any applicable jurisdiction and, if reasonably requested by the LLC, counsel to the Member proposing to effect the Transfer provides a written legal opinion to that effect.
(b)    Registration. The Transfer would not cause the LLC or any of its Subsidiaries to be required to register under the Securities Act, the Exchange Act, the Investment Partnership Act of 1940, as amended, the Investment Company Act of 1940, as amended, or any other U.S. federal or state securities or blue sky laws.
(c)    Publicly Traded Partnership Matters. The Transfer would not cause the LLC to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code.
(d)    Disqualified Institution. The Transfer of any Preferred Units is not made to any Person that in the reasonable judgment of the Board, exercised in good faith, is a Disqualified Institution.
(e)    For purposes of the foregoing, a “Disqualified Institution” shall mean:
(i)    certain banks, financial institutions and other institutional lenders and investors that were separately identified in writing by the LLC to the Designated Preferred Party prior to the date of the JPMorgan ECL, and any Affiliate thereof that is clearly identifiable solely on the basis of similarity of its name;
(ii)    an investor or institution identified on “The SharkWatch 50” published by SharkRepellent provided by the LLC to the Designated Preferred Party prior to the date of the

JPMorgan ECL, and any Affiliate thereof that is clearly identifiable solely on the basis of similarity of its name; and
(iii)    Persons who were engaged (directly or through a controlled Subsidiary or portfolio company) in a substantially similar line of business as Sinclair, the LLC, the Buyer or RSN and/or their respective Subsidiaries separately identified in writing by the LLC to the Designated Preferred Party prior to the date of the JPMorgan ECL (and, in the case of this clause (iii), which list may be updated from time to time after the date hereof, with the approval of the Sinclair Board, acting in good faith), and any Affiliate thereof (other than a Bona Fide Debt Fund Affiliate (as defined below)) that is clearly identifiable solely on the basis of similarity of its name (each, a “Competitor”).
For purposes of the foregoing, a “Bona Fide Debt Fund Affiliate” of a Competitor is a debt fund, investment vehicle, regulated bank entity or unregulated entity (x) that is primarily engaged in, or that advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business for financial investment purposes and (y) with respect to which no personnel involved with the investment in the relevant Competitor, or the management, control or operation thereof, directly or indirectly, possesses the power to direct or cause the investment policies of such fund, vehicle or entity.
(f)    No Preferred Member shall Transfer any Preferred Units on or prior to the 90th day following the Closing Date.
(g)    The transferee is admitted as a Member in compliance with Section 7.2.
Any attempted Transfer not in compliance with any of the above conditions shall be null and void ab initio, and the LLC shall not recognize the attempted purchaser, assignee or transferee for any purpose whatsoever, and the Member attempting such Transfer shall have breached this Agreement for which the LLC and the other Members shall have all remedies available for breach of contract.
Notwithstanding any provision of this Agreement to the contrary, with respect to any rights that are particular to the Designated Preferred Party, the Designated Preferred Party shall not assign its rights under this Agreement without the prior written consent of the LLC; provided that the Designated Preferred Party may otherwise assign or Transfer its Preferred Units as otherwise set forth herein.
SECTION 7.2    Admission as a Member. No Person taking or acquiring, by whatever means, all or any portion of any Units and the Interest represented thereby shall be admitted as a Member unless such Person elects to become a Member and, together with its transferor, executes, acknowledges and delivers to the LLC a written assignment of such Units and Interest and joinder agreement in such form as may be reasonably required by the Board. Any transferee shall automatically be admitted as a Member of the LLC upon compliance with this Section 7.2. The Board shall amend the Information Exhibit attached hereto as Exhibit A promptly to reflect the admission of Members pursuant to this Section 7.2.
SECTION 7.3    Distributions and Allocations with Respect to Transferred Units. If any Units are transferred in compliance with the provisions of this Article VII, then (i) Profits, Losses and all other items attributable to such Units for such period shall be allocated between the transferor and the transferee in a manner reasonably agreed to by the transferor, the transferee and the Board; (ii) all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee; and (iii) the transferee shall succeed to and assume the Capital Account and other similar items of the transferor to the extent related to the transferred Units. Solely for purposes of making the allocations and distributions, the LLC shall recognize such Transfer not later than the end of the fiscal quarter during which the LLC receives notice of such Transfer and all of the conditions in Section 7.1 are satisfied. If the LLC does not receive a notice stating the date the Units were transferred and such other information as the LLC may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made to the Person, who, according to the books and records of the LLC on the last day of the Fiscal Year during which the Transfer occurs, was the owner of such Units. Neither the LLC nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 7.3, whether or not such Person had knowledge of any transfer of ownership of any Units.
SECTION 7.4    Limited Power of Attorney. Each holder of an Interest hereby makes, constitutes and appoints each of the Managers with full power of substitution and resubstitution, its true and lawful attorneys-in-fact for it and in its name, place and stead for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record any and all agreements, certificates, instruments and other documents which such Person may deem reasonably necessary, desirable or appropriate to (i) effectuate, implement and continue the valid existence of the LLC; (ii) to effectuate the dissolution and termination of the LLC in accordance with the provisions hereof and the Act; (iii) to effectuate all amendments of this Agreement or the Certificate of Formation made in accordance with this Agreement; (iv) to admit a Member, to effect his substitution as a Member, to effect the substitution of the Member’s assignee as a Member in accordance with this Agreement; (v) to effectuate the call rights under Section 7.5; (vi) to effectuate a Recapitalization Transaction pursuant to Section 7.8 and (vii) to otherwise carry out the express provisions of this Agreement, subject in each case to and those matters requiring the consent of the Members as specified in Section 11.4. Each holder of an Interest authorizes any of such attorneys-in-fact to take any action necessary or advisable in connection with the foregoing, hereby giving each such attorneys-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such holder might or could do so personally, and hereby ratifies and confirms all that such attorneys-in-fact shall lawfully do or cause to be done by virtue thereof or hereof. This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and (i) may be exercised by any Manager, (ii) may be exercised by such attorney-in-fact by listing the holder executing any agreement, certificate, instrument or other document with the signatures of the attorney-in-fact acting as attorney-in-fact for such holder, (iii) shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution or cessation of existence of a holder and (iv) shall survive the assignment by a holder of any portion of its Interest, except for assignments of such holder’s entire Interest permitted under this Agreement.
SECTION 7.5    Call Rights with Respect to the Preferred Units.
(a)    The LLC may at any time and from time to time on or after 91 days following the Closing Date redeem the Preferred Units in cash, in whole or in part, upon delivery of written notice by the LLC to the Designated Preferred Party (who will provide such notice to the Preferred Members) or, if the Designated Preferred Party then holds less than 5% of the Preferred Units issued on the Closing Date, to each of the Preferred Members, in each case to such effect (a “Call Exercise Notice”) at the redemption price (expressed as a percentage of the Preferred Unreturned Capital Contribution of the Preferred Units to be redeemed as of the applicable Call Closing Date, plus the Preferred Unpaid Yield) set forth in the table below (such redemption price, the “Call Price”).

Call Closing Date	Percentage of Preferred Unreturned Capital Contribution
On or after the day that is 91 days following the Closing Date until the day immediately prior to the day that is 181 days following the Closing Date	100.0%
On or after the day that is 181 days following the Closing Date until the day immediately prior to the first (1st) anniversary of the Closing Date	102.0%
On or after the first (1st) anniversary of the Closing Date but prior to the second (2nd) anniversary of the Closing Date	As set forth in Section 7.5(b) below.
On or after second (2nd) anniversary of the Closing Date until the day immediately prior to the third (3rd) anniversary of the Closing Date	103.0%
On or after third (3rd) anniversary of the Closing Date until the day immediately prior to the fourth (4th) anniversary of the Closing Date	101.0%
Thereafter	100.0%
(b)    At any time on or after the first (1st) anniversary of the Closing Date but prior to the second (2nd) anniversary of the Closing Date (such second (2nd) anniversary date, the “Make-Whole Call Date”), the LLC may redeem in cash the Preferred Units, in whole or in part, upon delivery of the Call Exercise Notice by the LLC to the Preferred Members, at a redemption price equal to

100% of the Preferred Unreturned Capital Contribution of the Preferred Units to be redeemed plus the Applicable Premium (as defined below) thereon plus Preferred Unpaid Yield as of the applicable Call Closing Date. For purposes of this Section 7.5:
“Applicable Premium” means, with respect to any Preferred Unit on any Call Closing Date: (a) the present value at such Call Closing Date of the sum of (i) 103% of the Preferred Unreturned Capital Contribution of the Preferred Units as of the Call Closing Date, plus (ii) the Quarterly Distributions (calculated assuming each Quarterly Distribution was paid in cash) that would have accrued to and including the Make-Whole Call Date with respect to the Preferred Unreturned Capital Contribution of the Preferred Units to be redeemed, computed using a discount rate equal to the applicable Treasury Rate as of such date of redemption plus 50 basis points; less (b) 100% of the Preferred Unreturned Capital Contribution of the Preferred Units being redeemed at such Call Closing Date; provided that in no event shall the Applicable Premium be less than “0”.
“Treasury Rate” means, as of the date of redemption, the rate (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publically available at least two Business Days prior to the applicable Call Closing Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) equal to the then current yield to maturity on the most actively traded U.S. Treasury security having a maturity equal to the period from the Call Closing Date to the Make-Whole Call Date. In the event there are not actively traded U.S. Treasury securities with a maturity equal to the period from such date of redemption to the Make-Whole Call Date, then the yield to maturity shall be determined by linear interpolation using the closest, but shorter, maturity for actively traded U.S. Treasury securities and the closest, but longer, maturity for actively traded U.S. Treasury securities.
(c)    The date for the closing of any redemption of Preferred Units subject to a Call Exercise Notice pursuant to this Section 7.5 (the “Call Closing Date”) shall be the date determined by the LLC in such Call Exercise Notice; provided, (i) that such closing date shall be no earlier than 10 days and no later than 60 days after the delivery of such Call Exercise Notice and (ii) if a Call Exercise Notice states that the redemption is conditional on the occurrence of such certain conditions specified therein and/or states that, in the LLC’s discretion, the Call Closing Date may be delayed until such time (but no more than 60 days after the notice is sent) as any or all such conditions shall be satisfied or waived by the LLC, then the Call Closing Date may be delayed and the Call Exercise Notice and offer of redemption may be rescinded at any time in the LLC’s sole discretion if the LLC determines that any or all such conditions will not be satisfied or waived.
(d)    At the closing of any redemption of Preferred Units pursuant to a Call Exercise Notice, each Preferred Member shall assign to the LLC all of the Preferred Units being redeemed, free and clear of all liens, encumbrances and other restrictions (other than those liens imposed by this Agreement), by delivering a duly executed assignment with respect to such Preferred Units (the form of which shall be reasonably satisfactory to the LLC) and the Preferred Members and the LLC shall execute a satisfactory release (the form of which shall be reasonably satisfactory to the LLC) with respect to obligations and liabilities arising from the rights of such Preferred Members as Preferred Members in the LLC.
SECTION 7.6    Put Rights with Respect to the Preferred Units upon Change of Control.
(a)    Upon the occurrence of a Change of Control, each Preferred Member shall have the right (but not an obligation) to require the LLC to redeem all of their Preferred Units. Within 30 days following any Change of Control, except to the extent that the LLC has exercised its right to redeem the Preferred Units in accordance with Section 7.5, the LLC shall send notice thereof to the Preferred Members. Preferred Members electing to require the LLC to redeem their Preferred Units shall give notice thereof to the LLC within 10 Business Days following receipt of notice of the Change of Control (the “Put Exercise Notice”). The redemption price shall be payable in cash in an amount equal to 100% of the Preferred Liquidation Amount as of the applicable Put Closing Date.
(b)    The date for the closing of any redemption of Preferred Units subject to a Put Exercise Notice pursuant to this Section 7.6 (the “Put Closing Date”) shall be a date specified by the LLC; provided that such closing date shall be no later than sixty (60) days after the Change of Control. At the closing of any redemption of Preferred Units pursuant to a Put Exercise Notice, each Preferred Member shall assign to the LLC its Preferred Units being redeemed, free and clear of all liens, encumbrances and other restrictions, by delivering a duly executed assignment with respect to such Preferred Units (the form of which shall be reasonably satisfactory to the LLC) and the Preferred Members shall execute a satisfactory release (the form of which shall be reasonably satisfactory to the LLC) with respect to obligations and liabilities arising from the rights of such Preferred Members as Preferred Members in the LLC.
(c)    Notwithstanding the occurrence of a Change of Control, (x) the LLC shall not be obligated to purchase any Preferred Units pursuant to this Section 7.6 in the event that it has exercised its right to redeem such Preferred Units in accordance with Section 7.5, and (y) the LLC shall not be required to make an offer under this Section 7.6 upon a Change of Control if a third party makes an offer to redeem the Preferred Units in the manner, at the times and otherwise in compliance with the requirements set forth in Section 7.6 applicable to an offer made by the LLC and purchases all Preferred Units validly tendered and not withdrawn under such offer.
(d)    An offer under Section 7.6 may be made in advance of a Change of Control, and conditioned upon such Change of Control, with a purchase date to occur upon the consummation of such Change of Control if a definitive agreement is in place for the Change of Control at the time of the making of such offer.

SECTION 7.7    Exit Events.
(a)    Commencing from the eighth anniversary of the Closing Date, so long as any Preferred Units remain outstanding, (x) the Designated Preferred Party (provided that it (and its Affiliates) holds at least 5% of the Preferred Units issued on the Closing Date) or (y) a majority of the holders holding the then-outstanding Preferred Units (each, an “Exit Event Demand Party”) shall have the right, in its sole discretion, to require the LLC or DSG to initiate a process (i) to sell Equity Interests of the LLC or DSG, directly or indirectly, or any of their respective assets or outstanding Units or to undertake a transaction constituting a Change of Control described in clause (1) or (2) of the definition thereof or, at the election of the LLC, (ii) to conduct an Initial Public Offering of the Common Units of the LLC or DSG (or any successor thereof) or, at the election of the LLC, (iii) to pursue the transactions described in clauses (i) and (ii) simultaneously via a “dual track process” (each of clause (i), (ii) or (iii), an “Exit Event”). The LLC shall have the option to conduct such Initial Public Offering on either a primary or secondary basis. Notwithstanding the foregoing and for the avoidance of doubt, (1) any Exit Event described in clause (i), (ii) or (iii) above must be conducted solely for cash consideration; provided that non-cash consideration may be received in such Exit Event if the Preferred Units will be redeemed in full in connection with such Exit Event, (2) any net cash proceeds from any such Exit Event (including any Initial Public Offering conducted on a primary or secondary basis as described in the immediately preceding sentence) shall be used by the LLC or DSG (or any successor thereof) to redeem the Preferred Units of the Preferred Members pro rata at a redemption price equal to 100% of the Preferred Liquidation Amount of the Preferred Units to be redeemed, plus the Preferred Unpaid Yield, on a date no later than 60 days following the consummation of such Exit Event and (3) any consummated Exit Event that results in the occurrence of a Change of Control shall trigger the put rights pursuant to Section 7.6 (and the consummation of any such Exit Event shall not relieve the LLC of its obligations, or take away the rights of the Preferred Members and their respective Affiliates, pursuant to Section 7.6).
(b)    In order to exercise its demand to initiate an Exit Event pursuant to Section 7.7(a), the Exit Event Demand Party shall provide written notice of such demand to the LLC and each other Member (the “Required Exit Event Notice”). In the event a Required Exit Event Notice is given in accordance with the preceding sentence, the Board shall conduct the process regarding any such Exit Event in a manner approved by the Board, exercising its duties as permitted by this Agreement and the Act. Without limiting the foregoing, upon receipt of a Required Exit Event Notice, the LLC will promptly (but no later than 20 Business Days after such receipt) commence a comprehensive process for, and diligently pursue, an Exit Event, including by selecting and approving a nationally recognized investment banking firm (the “Firm”) having experience in the LLC’s industry and with the capabilities to permit the LLC to complete an Exit Event and to assist the Board in conducting such Exit Event process. The LLC and the Board will retain the Firm to manage and oversee the process of such Exit Event (the “Marketing Process”), whether by means of an event described in clause (i), (ii) or (iii) of the definition of Exit Event. From and after delivery of a Required Exit Event Notice, the LLC will provide the Exit Event Demand Party with monthly written reports providing reasonable detail of the LLC’s actions with respect to its obligations under this Section 7.7(b), including updates on the Marketing Process.
(c)    Upon completion of the Marketing Process, the Board will discuss with the Firm any bids received and any other alternative Exit Event explored and will identify and recommend, to the extent applicable, which bids in respect of an Exit Event, in the good faith judgment of the Board, represent the best transaction for the holders of Capital Stock of the LLC, taking into account the type and amount of consideration offered as well as the terms and conditions thereof, including the certainty of closing, as well as the Firm’s recommendation, to the extent applicable, in respect of an Initial Public Offering, and the Board will, after consulting with and considering in good faith the advice of the Firm, determine, the best Exit Event arising from the Marketing Process (the “Selected Exit Transaction”). The LLC will take all reasonable actions and will not fail to take any reasonable actions to approve and effect the Selected Exit Transaction, including (i) preparing and executing such documents as may be required to effect the Selected Exit Transaction at the price and on the terms and conditions determined by the Board in consultation with and after consideration of advice and recommendations given by the Firm, (ii) cooperating with and not objecting to or otherwise impeding consummation of the Selected Exit Transaction and (iii) making such other filings, seeking such other approvals and using commercially reasonable efforts to obtain regulatory approval of the Selected Exit Transaction.
(d)    Notwithstanding anything to the contrary in this Section 7.7, in the event that any consummated Exit Event pursuant to Section 7.7(a) fails to yield sufficient net cash proceeds to redeem in full the Preferred Units of the Preferred Members at the redemption price specified in Section 7.7(a), then, beginning on and after the date that is 270 days after the date of such consummated Exit Event, the Exit Event Demand Party shall have the right to deliver one additional Required Exit Event Notice pursuant to Section 7.7(b) to exercise their demand to initiate an additional Exit Event pursuant to Section 7.7(a), and the net cash proceeds of such additional Exit Event shall be used to redeem the Preferred Units at the redemption price specified in Section 7.7(a).
(e)    Each Member will take all actions reasonably requested by the LLC, and will not fail to take any reasonable actions, to approve and effect the Selected Exit Transaction, including (A) executing in connection with the Selected Exit Transaction any agreement to be executed by all applicable Members for the sale of all of the Equity Interests of the LLC held by such Persons, including a waiver of any dissenters’ or appraisal rights, and agrees to confirm such waiver upon request of the LLC in connection with any Selected Exit Transaction and (B) making such other filings, seeking such other approvals and using commercially reasonable efforts to obtain regulatory approval of the Selected Exit Transaction as may be reasonably requested by the LLC.
SECTION 7.8    Recapitalization Transaction Drag of Preferred Units.
(a)    In the event that a Recapitalization Transaction is being effected, the LLC shall furnish a written notice at least twenty (20) days prior to the closing of such Recapitalization Transaction to each Preferred Member, which notice shall set forth the terms and conditions of the

Recapitalization Transaction, including (i) the new form of securities (the “New Preferred Securities”) to be received upon exchange, conversion or Transfer of the Preferred Units being exchanged, converted or Transferred and (ii) all actions required to be taken by such Preferred Members in connection with such Recapitalization Transaction and (iii) shall be accompanied by copies of any agreements, corporate actions, certificates of incorporation, bylaws, partnership agreements, limited liability agreements and any other documents pursuant to which such Recapitalization Transaction is to be effected and/or which will govern the rights or obligations of any of the Members following such Recapitalization Transaction. If such Recapitalization Transaction is consummated, each Preferred Member shall (x) be bound and obligated to exchange, convert or Transfer such Preferred Member’s Preferred Units on the same terms and conditions, with respect to each Preferred Unit being exchanged, converted or Transferred as the other holders of such Preferred Units and (y) receive the same New Preferred Securities per Preferred Unit exchanged, converted or Transferred and (z) unless otherwise approved by the holders representing a majority of the then-outstanding Preferred Units (which majority shall include the Designated Preferred Party so long as the Designated Preferred Party (and its Affiliates) holds at least 5% of the Preferred Units issued on the Closing Date), have the right and obligation to enter into a new partnership, limited liability company agreement or equityholders agreement (as applicable) with the new parent entity and the other Members; provided that such new agreement reflects the same economic terms and preferences, governance, liquidity, privileges and beneficial restrictions and other rights (including, without limitation, providing the holders of New Preferred Securities with rights that are no less favorable than the rights enjoyed by holders of Preferred Units under Article IV (in respect of rights to distributions), Section 6.1(g) (in respect of Observer and information rights), Section 7.1 (in respect of permitted transfers), Section 7.6 (in respect of put rights) and Section 7.7 (in respect of the right to cause the LLC or DSG to initiate an Exit Event) with respect to such new parent equity and parent company as such Preferred Members hold with respect to the Preferred Units and the LLC immediately prior to such Recapitalization Transaction.
(b)    Each Preferred Member shall, if requested by the LLC, take or cause to be taken all reasonable actions to give effect to any such Recapitalization Transaction, including executing, acknowledging and delivering any agreements reasonably required by the LLC and otherwise cooperating with the LLC. Each Preferred Member hereby grants a proxy in favor of the LLC to take any action to consummate the Recapitalization Transaction in accordance with this Section 7.8. Each proxy granted above in this Section 7.8 is irrevocable, coupled with an interest and shall survive until the expiration of the provisions of this Section 7.8.
SECTION 7.9    Restrictions on Hedging. The Preferred Members will not be permitted to engage, directly or indirectly, in any short sales or other derivative or hedging transactions with respect to Sinclair’s (or any Subsidiary of Sinclair, including the LLC) securities or loans; provided that the foregoing shall not restrict the ability of the Preferred Members to engage in hedging activity in the ordinary course of business of broker-dealers or their Affiliates; provided, further, that such activity is unrelated to and not intended to hedge the Preferred Members’ exposure to the Preferred Units.

SECTION 7.10    Lock-up. Each Member hereby agrees (to the extent requested by an underwriter) not to sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of Preferred Units or Equity Interests for (i) 180 days following the effective date of a registration statement of the LLC or DSG filed in connection with an Initial Public Offering or (ii) 90 days following any subsequent public offering and sale of equity securities of the LLC or DSG.
ARTICLE VIII

CESSATION OF MEMBERSHIP
SECTION 8.1    When Membership Ceases. A Person who is a Member shall cease to be a Member upon the Transfer of such Member’s entire Interest as permitted under this Agreement. A Member is not entitled to withdraw voluntarily from the LLC.
SECTION 8.2    Deceased, Incompetent or Dissolved Members. The personal representative, executor, administrator, guardian, conservator or other legal representative of a deceased individual Member or of an individual Member who has been adjudicated incompetent may exercise the rights of the Member for the purpose of administration of such deceased Member’s estate or such incompetent Member’s property. The beneficiaries of a deceased Member’s estate shall become Members of the LLC only upon compliance with the conditions of this Agreement. If a Member who is a Person other than an individual is dissolved, the legal representative or successor of such Person may exercise the rights of the Member pending liquidation. The distributees of such Person may become assignees of the dissolved Member only upon compliance with the conditions of this Agreement.
SECTION 8.3    Consequences of Cessation of Membership. In the event a Person ceases to be a Member as provided in Section 8.1, the Person (or the Person’s successor in interest) shall continue to be liable for all obligations of the former Member to the LLC and, with respect to any Interest owned by such Person, shall be an assignee with only the rights and subject to the restrictions, conditions and limitations described herein.
ARTICLE IX

DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS
SECTION 9.1    Dissolution Triggers. The LLC shall dissolve upon the first occurrence of the following events:
(a)    the determination by the Board that the LLC should be dissolved; or
(b)    the sale or other disposition of all or substantially all of assets of the LLC.

SECTION 9.2    Winding Up; Termination. Upon the dissolution of the LLC, the Managers, or, if there are no Managers, a liquidating trustee appointed by the Sinclair Member, shall take full account of the LLC’s assets and liabilities and wind up the affairs of the LLC. The Persons charged with winding up the LLC shall settle and close the LLC’s business, and dispose of and convey the LLC’s noncash assets as promptly as reasonably possible following dissolution as is consistent with obtaining the fair market value for the LLC’s assets.
SECTION 9.3    Liquidating Distributions. Upon the dissolution of the LLC pursuant to Section 9.1, the LLC’s cash, the proceeds, if any, from the disposition of the LLC’s noncash assets and those noncash assets available for distribution to the Members shall be distributed in in the following manner and order:
(a)    to the payment of the expenses of the winding up, liquidation and dissolution of the LLC;
(b)    to pay all creditors of the LLC either by the payment thereof or the making of reasonable provision therefor;
(c)    to pay the Preferred Members in accordance with their respective Preferred Unpaid Yield, until each Preferred Member has received pursuant to this Section 9.3(c) an aggregate amount equal to its aggregate Preferred Unpaid Yield; and
(d)    to pay the Preferred Members in accordance with their respective Preferred Unreturned Capital Contributions, until each Preferred Member has received pursuant to this Section 9.3(d) an aggregate amount equal to its aggregate Preferred Unreturned Capital Contributions.
The remaining assets of the LLC shall be applied and distributed in accordance with Section 4.3.
SECTION 9.4    Waiver of Dissolution and Liquidator Rights. The Members agree that irreparable damage would occur if any Member should bring an action for judicial dissolution of the LLC. Accordingly, each Member accepts the provisions under this Agreement as such Member’s sole entitlement on dissolution of the LLC and waives and renounces such Member’s right to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the LLC.
ARTICLE X

COVENANTS
SECTION 10.1    Taxable Year; Accounting Methods. To the extent permitted by law, the LLC shall use the Fiscal Year as its taxable year. The LLC shall report its income for income tax purposes using such method of accounting selected by the Board and permitted by law.

SECTION 10.2    Information; Confidentiality.
(a)    Tax Information. Estimated tax information (including an estimated IRS Schedule K-1 or any successor form) reasonably necessary to enable each Member and assignee and former Member to prepare its U.S. federal, state, local and non-U.S. income tax returns shall be delivered to each such Person within 90 days of the end of each taxable year and final tax information (including a final IRS Schedule K-1 or any successor form) reasonably necessary to enable each Member and assignee and former Member to prepare its U.S. federal, state, local and non-U.S. income tax returns shall be delivered to each such Person no later than August 31 of the following year. The LLC shall use commercially reasonable efforts to file composite state tax returns in any and all states in which composite tax returns are permitted. The LLC shall provide such tax information relating to the LLC reasonably requested by a Member to make any tax filings or tax elections in connection with such Member’s investment in the LLC (or to make an estimated tax payment with respect thereto) and comply with tax requirements.
(b)    Confidentiality.
(i)    Subject to the requirements of Section 6.1(g), the Board has the right to keep confidential from the Members or Observers for that period of time as the Board deems reasonable any information that the Board in good faith determines (i) to be in the nature of trade secrets, (ii) the disclosure of which could damage the LLC or (iii) the disclosure of which would be unlawful or would breach an agreement between the LLC and a third party.
(ii)    Except as otherwise consented to by the Board, all information which has been furnished to a Member or Observer or will be furnished to a Member or Observer, pursuant to this Agreement or otherwise, relating to the LLC Group or the business of any of them will be kept confidential, will not be used by such Member or Observer, or by any of its Affiliates, agents, representatives, or employees, for any purpose other than evaluating and monitoring the investment in the LLC and enforcing rights hereunder (it being acknowledged that, subject to Section 10.2(b)(iii) below, such Member or Observer shall have the right to disclose such information to its Affiliates, agents, representatives or employees (including, in the case of the Designated Preferred Party, the other Preferred Members) for such purposes and, except as permitted in this Section 10.2(b), will not be disclosed by such Member or Observer, or by any of its agents, representatives or employees, in any manner whatsoever, in whole or in part); provided, however, that the foregoing shall not apply to any information that (A) was in such Member’s or Observer’s possession prior to disclosure to such Member, Observer or any of such Member’s or Observer’s Subsidiaries, (B) was known at the time of disclosure to such Member or Observer, or becomes so generally known to the public after such disclosure, through no breach of this Agreement by such Member, Observer or their respective employees or agents, or (C) has come into the possession of such Member or Observer from a third party who, to such Member’s or Observer’s knowledge, after reasonable inquiry, is under no obligation to the LLC or any of its Subsidiaries to maintain the confidentiality of such information.

(iii)    Each Member and Observer shall be permitted to disclose such information: (A) to those of its direct or indirect agents, partners, members, representatives and employees who need to be familiar with such information in connection with such Member’s or Observer’s investment in the LLC for use solely for such purpose; provided, however, that each such Person shall have been informed of the covenants set forth in this Section 10.2(b) and such Member and Observer shall be liable for any breach by any such Person of such covenants; (B) to the extent legally permissible and required by law, rule or regulation, pursuant to the order of any court of administrative agency or in any pending legal, judicial or administrative proceeding, upon request or demand of any regulatory authority having jurisdiction over the Preferred Member or Observer or as required by applicable law or compulsory legal process based on the advice of counsel upon the advice of counsel so long as such Member or Observer shall have, to the extent reasonably practicable, first afforded the LLC with written notice thereof so that the LLC may contest the necessity of disclosing such information or waive compliance with this Section 10.2(b) (provided that no such notice shall be required with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority of such Member or Observer); (C) to prospective transferees of Units, or to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the LLC or Sinclair or any of their Subsidiaries (provided that such disclosure to the foregoing shall be made subject to the acknowledgment and acceptance by such prospective transferee or counterparty that such information is being disseminated on a confidential basis (on terms at least substantially as restrictive as those set forth herein); (D) for the purposes of establishing a “due diligence” or similar defense in connection with any proceeding; (E) in connection with any necessary tax filing or the obtaining of any tax benefit; or (F) as otherwise consented to by the Board. In addition, each Common Member and its Affiliates shall be permitted to disclose such information in any confidential offering or placement memorandum or as required to comply with organizational or investor agreements.
(iv)    Without intending to limit the remedies available to the LLC, each Member and Observer acknowledges that a breach of this Section 10.2(b) may result in material irreparable injury to the LLC or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the LLC shall be entitled to specifically enforce the covenants contained herein without the posting of a bond, and such Member and Observer agrees not to oppose the granting of such injunctive relief on the basis that monetary damages are an adequate remedy.
(v)    The provisions of this Section 10.2(b) shall survive any termination of this Agreement and shall continue to bind each Person who was ever subject to this provision even if such Person would otherwise cease to be subject to this provision.
(c)    Information for Members. By its execution below, each Member that is not a Common Member hereby irrevocably waives pursuant to Section 18-305(g) of the Act any rights it may have to any information that such Member is not otherwise entitled pursuant to the express provisions of this Agreement.

SECTION 10.3    Reporting.
So long as any Preferred Units remain outstanding, Sinclair will furnish to the Preferred Members:
(a)    beginning with the fiscal year ending December 31, 2019, on or before the date that is 120 days after the end of each such fiscal year of Sinclair, audited consolidated balance sheets, statements of operations and statements of cash flows of Sinclair, as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (or in the case of the balance sheet, as of the end of such previous fiscal year), all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of Sinclair and its Subsidiaries, as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied; provided, however, that Sinclair’s obligations under this Section 10.3 shall be deemed satisfied by Sinclair’s filing of its financial statements with the SEC in compliance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder as in effect from time to time; and
(b)    commencing with the financial statements for the fiscal quarter ending September 30, 2019 with respect to each of the first three fiscal quarters of each fiscal year of Sinclair on or before the date that is 60 days after the end of each such fiscal quarter, consolidated balance sheets, statements of operations and statements of cash flows of Sinclair, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of the balance sheet, as of the end of) the previous fiscal year, all certified by a financial officer of Sinclair as presenting fairly in all material respects the financial position and results of operations and cash flows of Sinclair and its Subsidiaries, as of the end of and for such fiscal quarter (except in the case of cash flows) and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that Sinclair’s obligations under this Section 10.3 shall be deemed satisfied by Sinclair’s filing of its financial statements with the SEC in compliance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder as in effect from time to time.
Documents required to be delivered pursuant to Sections 10.3(a) and (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which Sinclair posts such documents, or provides a link thereto, on Sinclair’s website on the Internet or (B) on which such documents are posted on Sinclair’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Preferred Member has access (whether a commercial or third-party website); provided that: (i) Sinclair shall deliver such documents to the Preferred Members upon their reasonable request until a written notice to cease delivering such documents is given by the Preferred Members and (ii) Sinclair shall notify the Preferred Members (by telecopier or electronic mail) of the posting of any such documents and, upon their reasonable request, provide to the Preferred Members by electronic mail electronic versions (i.e., soft copies) of such documents (provided that the foregoing clauses (i) and (ii) shall not apply to the extent such documents are included in materials otherwise filed with the SEC). The Preferred Members shall be solely responsible for timely accessing posted documents and maintaining their copies of such documents.
ARTICLE XI

MISCELLANEOUS
SECTION 11.1    Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by registered or certified United States mail return receipt requested, or by nationally recognized overnight delivery service, addressed as follows: if to the LLC or the Board, to the LLC’s principal office address (with a copy to each Manager), or to such other address as may be specified from time to time by notice to the Members; if to a Member, to the Member’s address as set forth on the Information Exhibit attached hereto as Exhibit A or to such other address as may be specified from time to time by notice to the Members; if to a Manager, to the address of such Manager as set forth in the records of the LLC (with a copy to the Member entitled to designate such Manager) or to such other address as such Manager may specify from time to time by notice to the Members. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date and time of actual receipt.
SECTION 11.2    Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members, and their respective heirs, legatees, legal representatives and permitted successors, transferees and assigns.
SECTION 11.3    Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement. The parties acknowledge that each party to this Agreement, together with such party’s legal counsel, has shared equally in the drafting and construction of this Agreement and, accordingly, no court construing this Agreement shall construe it more strictly against one party hereto than the other.

SECTION 11.4    Entire Agreement; No Oral Agreements; Amendments to this Agreement.
(a)    This Agreement constitutes the entire agreement among the Members with respect to the affairs of the LLC and the conduct of its business and supersedes all prior agreements and understandings, whether oral or written.
(b)    The LLC shall have no oral operating agreements.
(c)    Any provision of this Agreement may be amended, modified, supplemented, restated, terminated or waived by action of the Board pursuant to a vote of a majority of the Managers then serving, except that any such amendment, modification, supplement, restatement, termination or waiver that would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Units also require the written consent of the holders representing a majority of the Preferred Unreturned Capital Contribution of the then-outstanding Preferred Units; provided that, in the case of any amendment, modification, supplement, restatement, termination or waiver that would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Units under Sections 3.2(c), 4.4 or 7.8 or this 11.4(c) (solely with respect to such sections and definitions), such majority must include the Designated Preferred Party so long as the Designated Preferred Party (and its Affiliates) holds at least 5% of the Preferred Units issued on the Closing Date; provided, further that any amendment, modification, supplement, restatement, termination or waiver that would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Units under Section 3.2(b), 4.2, 7.1 (only with respect to the final paragraph thereof), 7.5, 7.6, or the definitions of “Change of Control” or “Permitted Holders” or this 11.4(c) (solely with respect to such sections and definitions) require the consent of 90% of the Preferred Unreturned Capital Contributions of the Preferred Units (which consent must include the Designated Preferred Party so long as the Designated Preferred Party (and its Affiliates) holds at least 5% of the Preferred Units issued on the Closing Date); provided, further, that any amendment, modification, supplement, restatement, waiver or termination that would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Designated Preferred Party under Section 3.2(c), 6.1(g) or 7.7 or this 11.4(c) (solely with respect to such sections and definitions) requires the consent of the Designated Preferred Party. Notwithstanding any provision of this Agreement to the contrary, the Board may amend and modify the provisions of this Agreement (including Article IV and Article IX and Exhibit C hereto) and the Information Exhibit attached hereto as Exhibit A to the extent necessary to reflect the issuance of any Interests and the admission or substitution of any Member specifically permitted under this Agreement. Any such amendment described in the first two sentences of this Section 11.4(c) and adopted consistent with the provisions of this Agreement shall be binding on the Members without necessity of the execution of the amendment or any other instrument by any Member.

SECTION 11.5    Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
SECTION 11.6    Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
SECTION 11.7    Additional Documents. Each Member, upon the request of the Board, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.
SECTION 11.8    Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.
SECTION 11.9    Governing Law; Consent to Exclusive Jurisdiction. The laws (excluding conflict of laws rules and principles) of the State of Delaware shall in all respects govern this Agreement, the construction and interpretation of its terms, the organization and internal affairs of the LLC and the limited liability of the Members and Managers (as provided for herein). Each Member irrevocably consents to the exclusive personal jurisdiction of the federal and state courts sitting in Wilmington, Delaware with respect to matters arising out of or related to this Agreement.
SECTION 11.10    Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the assets of the LLC.
SECTION 11.11    Counterpart Execution; Facsimile Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. Such executions may be transmitted to the LLC and/or the other Members by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.
SECTION 11.12    Tax Matters.
(a)    For all periods ending after the Closing Date, an eligible party designated from time to time by the Board shall be the “partnership representative” of the LLC within the meaning of Section 6223 of the Code and shall have the right to act in a similar capacity under any applicable non-U.S., state or local tax law, and such partnership representative shall be entitled to appoint a “designated individual” to the extent required or allowed by Treasury Regulations or other official guidance promulgated under or with respect to Subchapter C of Chapter 63 of the Code (such partnership representative or designated individual, as applicable, the “Partnership

Representative”). Sinclair shall be the initial Partnership Representative until its successor is duly designated by the Board. The Partnership Representative is specifically directed and authorized to take whatever steps the Partnership Representative deems necessary or desirable to perfect any such designation, including filing any forms or documents with the IRS and taking such other actions as may from time to time be required under applicable tax law and, upon the request of the Partnership Representative, the other Members shall execute any forms or statements or take any other actions in capacity as such required in connection therewith. The Partnership Representative shall have all the authority and powers afforded to a partnership representative pursuant to Section 6223 of the Code and, except as otherwise set forth in this Agreement, shall have full power and authority with respect to all other tax matters, including the power to make any tax elections, including an election to adjust the basis of property pursuant to Sections 754, 734(b) and 743(b) of the Code, or comparable provisions of state, local or non-U.S. law, in connection with Transfers of Units and distributions. Each Member agrees that (i) except when the specific consent of the Partnership Representative is granted (such consent not to be unreasonably withheld), such Member will not treat any LLC item inconsistently on such Member’s individual income tax return with the treatment of the item on the LLC’s tax return, (ii) such Member will not independently act with respect to tax audits or tax litigation affecting the LLC, unless previously authorized to do so in writing by the Partnership Representative, which authorization may be withheld by the Partnership Representative and (iii) any action taken by the Partnership Representative in connection with tax audits or tax litigations of the LLC under applicable tax law will be binding upon the other Members. All reasonable expenses incurred by the Partnership Representative while acting in its capacity as tax representative shall be paid or reimbursed by the LLC. The Board and the Partnership Representative shall use commercially reasonable efforts to allocate the burden of any material taxes, interest, penalties and related expenses that are payable by the LLC as a result of any adjustments arising from an IRS or other tax proceeding involving the LLC to the Members or former Members to which such taxes, interest, penalties and related expenses are attributable.
(b)    It is the intent of all the Members that the LLC shall be treated as a partnership for U.S. federal, state and local income tax purposes and all provisions of this Agreement, including transfer restrictions, be interpreted accordingly. The LLC shall not elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations Section 301.7701-3 or under any corresponding provision of state or local law. The LLC shall not permit the registration or listing of any Interests on an “established securities market,” as such term is used in Treasury Regulations Section 1.7704-1. The LLC shall make (and maintain) an election pursuant to Section 754 of the Code on the first IRS Form 1065 it files after the date hereof.
SECTION 11.13    Exhibits and Schedules. The Exhibits and Schedules to this Agreement, each of which is incorporated by reference into this Agreement, are:
Exhibit A:    Information Exhibit
Exhibit B:    Glossary of Terms

Exhibit C: Certificate of Formation
Exhibit D:    Regulatory Allocations Exhibit
Exhibit E:    Indemnification Exhibit

SECTION 11.14    Aggregation of Units. All Units held by a Member and its Affiliates shall be aggregated together for purposes of determining the availability of any rights of such Member under this Agreement, including, without limitation, as set forth on the Information Exhibit attached hereto as Exhibit A.
SECTION 11.15    Limitations on Suits. No Preferred Member shall have the right to institute any proceeding, judicial or otherwise, with respect to this Agreement, unless (i) in the case of the Designated Preferred Party, the Designated Preferred Party (and its Affiliates) holds at least 5% of the Preferred Units issued on the Closing Date or (ii) in the case of any other Preferred Member, such Preferred Member holds Preferred Units with a Preferred Liquidation Amount equal to or greater than 25% of the aggregate Preferred Liquidation Amount for all outstanding Preferred Units.
IN WITNESS WHEREOF, the Members have executed this Agreement on the following execution pages, to be effective as of this 23rd day of August, 2019.

EXECUTION PAGE
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
DIAMOND SPORTS HOLDINGS LLC
A DELAWARE LIMITED LIABILITY COMPANY
COMMON MEMBER:
Diamond Sports Topco LLC
By: /s/ Christopher Ripley

Name:	Christopher Ripley
Title: President

[Signature Page to A&R LLC Agreement of Diamond Sports Holdings LLC]

PREFERRED MEMBER:
JPMorgan Chase Funding Inc.

By: /s/ Joseph Ferraiolo

Name:	Joseph Ferraiolo

Title:	Executive Director

[Signature Page to A&R LLC Agreement of Diamond Sports Holdings LLC]

SOLELY WITH RESPECT TO SECTION 3.2(B), SECTION 6.1(G) AND SECTION 10.3 HEREOF:

Sinclair Broadcast Group, Inc.
By: /s/ Christopher Ripley

Name:	Christopher Ripley
Title: President and Chief Executive Officer

[Signature Page to A&R LLC Agreement of Diamond Sports Holdings LLC]

EXHIBIT A
TO THE
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
DIAMOND SPORTS HOLDINGS LLC
A DELAWARE LIMITED LIABILITY COMPANY

INFORMATION EXHIBIT

Member	Address	Common Units	Capital Contribution
Diamond Sports Topco LLC	c/o Sinclair Broadcast Group, Inc. 10706 Beaver Dam Road Hunt Valley, Maryland 21030 Attention: General Counsel	1,855,000	$1,855,000,000

Member	Address	Preferred Units	Capital Contribution
JPMorgan Chase Funding Inc.	170 Park Avenue New York, NY 10017	1,025,000	$999,375,000

Exhibit A

EXHIBIT B
TO THE
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
DIAMOND SPORTS HOLDINGS LLC
A DELAWARE LIMITED LIABILITY COMPANY
GLOSSARY OF TERMS
Many of the capitalized words and phrases used in this Agreement are defined below or in the Section or Exhibit in which they are used.
“Accepted Amount” shall have the meaning set forth in Section 4.2(b).
“Act” shall mean the Delaware Limited Liability Company Act, as in effect in Delaware and set forth at 6 Delaware Code, Chapter 18, Sections 18–101 through 18–1109 (or any corresponding provisions of succeeding law).
“Affiliate” shall mean, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding Equity Interests of such Person or of any Person which such Person directly or indirectly owns or controls 10% or more of any class of Equity Interests, (c) any officer, director, general partner or trustee of such Person, or any Person of which such Person is an officer, director, general partner or trustee, or (d) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the Equity Interests of any Person described in clauses (a) through (c) of this definition; provided that in the case of a Person who is a natural person, such terms shall also include Members of the Immediate Family of such specified Person. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary in this definition, neither the LLC nor any of its Subsidiaries shall be deemed to be an Affiliate of any Preferred Member, Diamond Topco or any of their respective Affiliates (and vice versa).
“Agreed Value” shall mean, with respect to any noncash asset of the LLC, an amount determined and adjusted in accordance with the following provisions:
(a)    the initial Agreed Value of any noncash asset contributed to the capital of the LLC by any Member shall be its gross fair market value, as agreed to by the contributing Member and the LLC.

Exhibit B - 1

(b)    the initial Agreed Value of any noncash asset acquired by the LLC other than by contribution by a Member shall be its adjusted basis for federal income tax purposes.
(c)    the initial Agreed Value of all the LLC’s noncash assets, regardless of how those assets were acquired, shall be reduced by Depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Treasury Regulations § 1.704–1(b)(2)(iv)(f) and (g).
(d)    the initial Agreed Value, as reduced by Depreciation or amortization, of all noncash assets of the LLC, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as reasonably determined by the Board in good faith, as of the following times:
(i)    the acquisition of an Interest or an additional Interest in the LLC by any new or existing Member in exchange for more than a de minimis Capital Contribution or in consideration for the provision of services;
(ii)    the liquidation of the LLC or the distribution by the LLC (other than a pro rata distribution) of more than a de minimis amount of money or other property as consideration for all or part of an Interest in the LLC;
(iii)    such other dates as may be specified in Treasury Regulations under Section 704 of the Code; and
(iv)    at any other time (whether immediately before or immediately after an event) that the Board reasonably determines in good faith that such adjustment complies with the economic interests of the Members in the LLC, as set forth in Article IV.
The Agreed Value of any LLC noncash asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value. For the avoidance of doubt, in the case of any noncash asset that has an Agreed Value that differs from its adjusted tax basis, the Agreed Value for such asset shall be adjusted by the amount of Depreciation calculated for purposes of the definition of “Profits or Losses” with respect to such asset rather than the amount of Depreciation determined for U.S. federal income tax purposes with respect to such asset. If, upon the occurrence of one of the events described in (i), (ii) or (iii) above, the Board does not set the gross fair market value of the LLC’s noncash assets, it shall be deemed that the fair market value of all the LLC’s noncash assets equal their respective Agreed Values immediately prior to the occurrence of the event and thus no adjustment to those values shall be made as a result of such event.
“Agreement” shall mean this Amended and Restated Limited Liability Company Agreement of Diamond Sports Holdings LLC (including all exhibits hereto), as amended, restated or amended

Exhibit B - 2

and restated from time to time, as set forth in the first paragraph of this Amended and Restated Limited Liability Company Agreement.
“Applicable Premium” shall have the meaning set forth in Section 7.5(b).
“Assumed Tax Rate” shall mean the highest effective marginal combined U.S. federal, state and local income tax rate applicable to a corporation resident in New York, New York (expressed as a percentage) applicable as of any date of determination, taking into account (i) the deductibility of state and local taxes and (ii) any limitation on the deductibility of interest expense under Section 163(j) of the Code.
“Board” shall have the meaning set forth in Section 6.1(a).
“Bona Fide Debt Fund Affiliate” shall have the meaning set forth in Section 7.1.
“Business” shall have the meaning set forth in Section 1.3.
“Business Day” shall mean any day that is not a Saturday, Sunday, any other day on which commercial banks in New York City are authorized or required by law to remain closed or any day that is not a London Banking Day.
“Buyer” shall have the meaning set forth in the Recitals.
“Call Closing Date” shall have the meaning set forth in Section 7.5(c).
“Call Exercise Notice” shall have the meaning set forth in Section 7.5(a).
“Call Price” shall have the meaning set forth in Section 7.5(a).
“Capital Account” shall mean, with respect to each Member or assignee, an account maintained and adjusted in accordance with the following provisions:
(a)    Each Person’s Capital Account shall be increased by such Person’s Capital Contributions, such Person’s distributive share of Profits, any items in the nature of income or gain that are allocated pursuant to the Regulatory Allocations and the amount of any LLC liabilities that are assumed by such Person or that are secured by LLC property distributed to such Person.
(b)    Each Person’s Capital Account shall be decreased by the amount of cash and the Agreed Value of any LLC property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses, any items in the nature of loss or deduction that are allocated pursuant to the Regulatory Allocations, and the amount of any liabilities of such Person that are assumed by the LLC or that are secured by any property contributed by such Person to the LLC.

Exhibit B - 3

(c)    In the event the Agreed Value of the LLC assets is adjusted pursuant to the definition of Agreed Value contained in this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate adjustments as if the LLC recognized gain or loss equal to the amount of such aggregate adjustment.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations § 1.704–1(b), and shall be interpreted and applied in a manner consistent with such regulations.
“Capital Contribution” shall mean, with respect to any Member, the amount of money and the initial Agreed Value of any property contributed to the LLC with respect to the Interest of such Member.
“Capital Stock” shall mean:
(1)    in the case of a corporation, corporate stock;
(2)     in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)     in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)     any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Carry Distributions” shall have the meaning set forth in Section 4.3.
“Catch-up Amount” shall have the meaning set forth in Section 4.3.
“Certificate of Formation” shall mean the certificate of formation of the LLC filed with the Secretary of State of the State of Delaware on April 29, 2019 pursuant to the Act, attached hereto as Exhibit C, together with any amendments thereto.
“Change of Control” shall mean the occurrence of any of the following events:
(1)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the LLC, DSG or Sinclair; provided that, in the case of the LLC, DSG or Sinclair, the Permitted Holders “beneficially own” (as so defined) a lesser percentage of such Voting Stock than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Sinclair; or

Exhibit B - 4

(2)    the LLC, DSG or Sinclair consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with the LLC, DSG or Sinclair, in any such event pursuant to a transaction in which the outstanding Voting Stock of the LLC, DSG or Sinclair is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the LLC, DSG or Sinclair is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the LLC, DSG or Sinclair) or where (A) the outstanding Voting Stock of the LLC, DSG or Sinclair is changed into or exchanged for (x) Voting Stock of the surviving Person or (y) cash, securities and other property (other than Equity Interests of the surviving Person) in an amount which could be, and is (or an amount equivalent to such amount is), applied to make an offer pursuant to Section 4.2(b) and (B) no “person” or “group” other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 50% of the total outstanding Voting Stock of the surviving Person and (2) the percentage of the outstanding Voting Stock of the surviving Person owned, directly or indirectly, by Permitted Holders immediately after such transaction.
“Closing” shall mean the closing of the purchase and sale of the outstanding Equity Interests of RSN pursuant to the RSN Equity Purchase Agreement.
“Closing Date” shall mean the date of the Closing.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Common Member” shall mean a Member holding Common Units.
“Common Tax Distribution” shall have the meaning set forth in Section 4.1(c).
“Common Units” represent an Equity Interest in the LLC entitled to certain distributions and other rights, as specified in this Agreement.
“Competitor” shall have the meaning set forth in Section 7.1.
“Covered Person” shall mean any current or former Common Member or Manager designated by such Member, an Affiliate of a current or former Common Member or Manager designated by such Member, any officer, director, shareholder, partner, member, employee, representative or agent of a current or former Common Member or Manager designated by such Member or any of their respective Affiliates or any Officer.
“Depreciation” shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year; provided, however, that if the Agreed Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Agreed Value as the federal income

Exhibit B - 5

tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted tax basis; and, provided, further that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Agreed Value using any reasonable method selected by the Board.
“Designated Preferred Party” shall mean JPMorgan Chase Funding Inc. (or any successor thereto by merger or consolidation) or an Affiliate of JPMorgan Chase Funding Inc. as designated in writing by JPMorgan Chase Funding Inc.
“Disqualified Institution” shall have the meaning set forth in Section 7.1.
“Distribution Period” shall mean a period of one month commencing on the Effective Date and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that (a) if any Distribution Period would end on a day other than a Business Day, such Distribution Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Distribution Period shall end on the preceding Business Day, (b) any Distribution Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the next calendar month of such Distribution Period) shall end on the last Business Day of the next calendar month and (c) if any Distribution Period would end on a day other than the last Business Day of a calendar month, such Distribution Period shall be extended to the earliest date that is the last Business Day of a calendar month.
“Effective Date” shall mean the effective date of this Agreement, which is August 23, 2019, as set forth in the first paragraph of this Agreement.
“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended
“Exit Event” shall have the meaning set forth in Section 7.7(a).
“Exit Event Demand Party” shall have the meaning set forth in Section 7.7(a).
“Firm” shall have the meaning set forth in Section 7.7(b).
“Fiscal Year” shall mean, with respect to the year of the LLC’s formation, the period beginning upon such formation and ending on December 31, 2019, and with respect to subsequent Fiscal Years of the LLC, the calendar year and, with respect to the last year of the LLC, the period beginning on the preceding January 1 and ending with the date of the final liquidating distributions.

Exhibit B - 6

The Board may change the Fiscal Year of the LLC to the extent required by the Code or as selected by the Board and permitted by applicable law.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
“Indemnification Exhibit” shall mean the Indemnification Exhibit attached hereto as Exhibit E.
“Information Exhibit” shall mean the Information Exhibit attached hereto as Exhibit A.
“Initial LLC Agreement” shall have the meaning set forth in the Recitals.
“Initial Preferred Investor” shall have the meaning set forth in the Recitals.
“Initial Public Offering” shall mean a public offering and sale of equity securities or a listing of equity securities on a nationally recognized securities exchange in the United States of the LLC or DSG, as the case may be, or any successor to the LLC or DSG, as the case may be (by merger or otherwise), or any parent entity thereof, for cash pursuant to an effective Registration Statement under the Securities Act registered on Form S-1 (or any successor form under the Securities Act).
“Interest” shall mean all of the rights of a Member or assignee with respect to the LLC under this Agreement or created under the Act.
“Intermediate Holdco” shall mean any direct or indirect parent of the LLC (other than Sinclair).
“Interpolated Rate” shall mean, at any time, with respect to any Distribution Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Designated Preferred Party (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Distribution Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Distribution Period, in each case, at such time.
“IRS” shall mean the U.S. Internal Revenue Service.
“JPMorgan ECL” shall have the meaning set forth in the Recitals.

Exhibit B - 7

“LIBO Rate” shall mean the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of any Distribution Period; provided that if the LIBO Screen Rate shall not be available at such time for such Distribution Period (an “Impacted Distribution Period”), then the LIBO Rate shall be the Interpolated Rate; provided, further, that if the LIBO Rate as determined pursuant to this definition would be less than zero and three quarters percent (0.75%), such rate shall be deemed to be zero and three quarters percent (0.75%) for the purposes of this Agreement.
“LIBO Screen Rate” shall mean, for any day and time, the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Distribution Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Designated Preferred Party in its reasonable discretion),
“LLC” shall have the meaning set forth in the Recitals.
“LLC Group” shall mean the LLC and all of its Subsidiaries.
“London Banking Day” shall mean any day on which dealings in dollar deposits are conducted by and between banks in the London interbank market.
“Majority Preferred Members” shall have the meaning set forth in Section 4.6(a).
“Make-Whole Call Date” shall have the meaning set forth in Section 7.5(b).
“Managers” shall have the meaning set forth in Section 6.1(a).
“Marketing Process” shall have the meaning set forth in Section 7.7(b).
“Member” shall mean any one of the Members.
“Member of the Immediate Family” shall mean, with respect to any natural Person, (a) any lineal descendant or ancestor or sibling (by birth or adoption) of such natural Person, (b) any spouse or former spouse of any of the foregoing, (c) any legal representative or estate of any of the foregoing, or the ultimate beneficiaries of any estate of the foregoing, if deceased and (d) any trust or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing Persons described in clauses (a) through (c) above.
“Members” collectively shall mean the Persons listed on the Information Exhibit attached hereto as Exhibit A as Members and any other Persons who are admitted to the LLC as Members

Exhibit B - 8

or who become Members under the terms of this Agreement until such Persons have ceased to be Members under the terms of this Agreement.
“New Securities” shall have the meaning set forth in Section 3.2(a).
“Observer” shall have the meaning set forth in Section 6.1(g).
“Offer Amount” shall have the meaning set forth in Section 4.2(b).
“Officer” shall mean any one of the Officers.
“Officers” shall mean the officers of the LLC as designated by the Board.
“Partnership Representative” shall have the meaning set forth in Section 11.12.
“Permitted Holders” shall mean, as of the date of determination:
(1) any of David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith;
(2) family members or the relatives of the Persons described in clause (1);
(3) any trusts created for the benefit of the Persons described in clause (1), (2) or (4) or any trust for the benefit of any such trust; or
(4) in the event of the incompetence or death of any of the Persons described in clauses (1) and (2), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of Sinclair, the LLC or DSG. Sinclair and each wholly-owned Subsidiary shall be a “Permitted Holder” with respect to the LLC and DSG.
“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.
“Preferred Distribution Payment Date” shall mean each March 31, June 30, September 30 and December 31.
“Preferred Investment” shall have the meaning set forth in Section 2.2.
“Preferred Liquidation Amount” shall mean with respect to each Preferred Unit, at the time of determination, an amount equal to (a) the sum of the Preferred Unreturned Capital Contributions in respect of such Preferred Unit plus (b) the Preferred Unpaid Yield thereon.
“Preferred Member” shall mean a Member holding Preferred Units in its capacity as such.

Exhibit B - 9

“Preferred Members” shall mean the Members who hold Preferred Units.
“Preferred Rate” shall have the meaning set forth in Section 4.2(a).
“Preferred Tax Distributions” shall have the meaning set forth in Section 4.1(c).
“Preferred Units” represent an Equity Interest in the LLC entitled to certain distributions and other rights, as specified in this Agreement.
“Preferred Unpaid Yield” shall mean, with respect to each Preferred Unit, as of any date, an amount equal to the accrued and unpaid distributions pursuant to Section 4.2(a) (taking into account any Tax Distributions treated as advances of such distributions) on such Preferred Unit (calculated, for the avoidance of doubt, using the Preferred Rate assuming such payment is made in cash), regardless of whether such amount would be allowed under applicable law (including under any insolvency or bankruptcy laws).
“Preferred Unreturned Capital Contributions” shall mean, with respect to each Preferred Unit, at the time of determination, the sum of (i) the aggregate amount of Capital Contributions in respect of such Preferred Unit (calculated without taking into account any discount to the purchase price paid by such Preferred Member with respect to such Preferred Unit) and (ii) distributions that compounded on each Preferred Distribution Payment Date in accordance with Section 4.2(a).
“Profits or Losses” shall mean, for each Fiscal Year or other period, an amount equal to the LLC’s taxable income or loss for such year or period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code § 703(a)(l) shall be included in taxable income or loss), with the following adjustments:
(a)    any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or subtracted from such loss;
(b)    any expenditures of the LLC described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Treasury Regulations § 1.704–1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or added to such loss;
(c)    gain or loss resulting from dispositions of LLC assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value;
(d)    in the event the Agreed Value of any LLC asset is adjusted in accordance with Paragraph (c) or Paragraph (d) of the definition of “Agreed Value” above, the amount of such

Exhibit B - 10

adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(e)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and
(f)    notwithstanding any other provision of this definition, any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits and Losses.
The amounts of the items of LLC income, gain, loss or deduction available to be specially allocated pursuant to the Regulatory Allocations of this Agreement shall be determined by applying rules analogous to those set forth in Subparagraphs (a) through (f) above.
“Purchase Agreement” shall have the meaning set forth in the Recitals.
“Put Closing Date” shall have the meaning set forth in Section 7.6(b).
“Put Exercise Notice” shall have the meaning set forth in Section 7.6(a).
“Put Right Breach” shall have the meaning set forth in Section 4.2(c)(i).
“Quarterly Distributions” shall have the meaning set forth in Section 4.2(a).
“Recapitalization Transaction” shall mean a transaction in which one or more classes of securities issued by the LLC or any of its Subsidiaries are, in whole or in part, converted into, or exchanged for, cash or securities in another form issued by the LLC, any of its direct or indirect Subsidiaries, a newly formed parent company or affiliated Persons, including in connection with an Initial Public Offering and including by way of an “up-C” structure.
“Registration Statement” shall mean a registration statement filed by the LLC or DSG, as the case may be, or any successor of the LLC or DSG or any Subsidiary issuer, with the SEC for a public offering or listing under the Securities Act (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose).
“Regulatory Allocations” shall have the meaning set forth in Exhibit D attached hereto.
“Regulatory Allocations Exhibit” shall mean the Exhibit attached hereto as Exhibit D.
“Required Exit Event Notice” shall have the meaning set forth in Section 7.7(b).
“Restricted Payment” shall have the meaning set forth in Section 4.4.
“Return Amount” shall have the meaning set forth in Section 4.3.

Exhibit B - 11

“RSN” shall have the meaning set forth in the Recitals.
“RSN Equity Purchase Agreement” shall have the meaning set forth in the Recitals.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Section 704(c) Property” shall have the meaning ascribed such term in Treasury Regulation § 1.704–3(a)(3) and shall include assets treated as Section 704(c) property by virtue of revaluations of LLC assets as permitted by Treasury Regulation § 1.704–1(b)(2)(iv)(f).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Selected Exit Transaction” shall have the meaning set forth in Section 7.7(c).
“Sinclair” shall have the meaning set forth in the Recitals.
“Sinclair Board” shall have the meaning set forth in Section 6.1(g).
“Sinclair Board Materials” shall mean any information and/or documentation pertaining to a meeting or written consent of the Sinclair Board as distributed to each member of the Sinclair Board prior to such meeting and/or action by written consent.
“Sinclair Member” shall mean Diamond Sports Topco LLC and its Affiliates.
“Strategic Investor” shall mean (i) any professional sports league, team or conference including, but not limited to, Major League Baseball, the National Basketball Association and the National Hockey League and/or (ii) Amazon.com, Inc. or any of their respective Affiliates.
“Subscription Agreement” shall have the meaning set forth in the Recitals.
“Subsequent Investment” shall have the meaning in Section 3.2(c).
“Subsidiary” shall mean on any date, any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more direct or indirect Subsidiaries of such Person. Notwithstanding the foregoing (and regardless of whether more than 50% of the equity or more than 50% of the ordinary voting power or Marque Sports Network, LLC is held by DSG and its Subsidiaries), Marquee Sports Network, LLC shall be a “Subsidiary” of the LLC so long as Marque Sports Network, LLC is consolidated in the consolidated financial statements of Sinclair delivered pursuant to Section 10.3.
“Tax Distribution” shall have the meaning in Section 4.1(a).

Exhibit B - 12

“Tax Estimation Period” shall mean (i) January, February and March, (ii) April and May, (iii) June, July and August and (iv) September, October, November and December of each year during the term of the LLC, or other periods for which estimates of corporate federal income tax liability are required to be made under the Code; provided that the LLC’s first Tax Estimation Period will begin on the Effective Date.
“Tax Liability Amount” shall have the meaning set forth in Section 4.1(c).
“Transfer” shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition, voluntarily or involuntarily, by operation of law, with or without consideration or otherwise (including, without limitation, by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process or transfer of Equity Interests) of all or any portion of any Interest.
“Treasury Rate” shall have the meaning set forth in Section 7.5(b).
“Treasury Regulations” shall mean the final and temporary Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Units” represent the basis on which Interests are denominated and the basis on which the Members’ relative rights, privileges, preferences and obligations are determined under this Agreement and the Act. The total number and class of Units attributed to each Member shall be the number recorded on the Information Exhibit attached hereto as Exhibit A as of the relevant time.
“Voting Stock” shall mean stock, Units or other Equity Interests of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a Person (irrespective of whether or not at the time stock, Units or other Equity Interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
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Exhibit B - 13

EXHIBIT C
TO THE
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
DIAMOND SPORTS HOLDINGS LLC
A DELAWARE LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION
[See Attached]

Exhibit C

EXHIBIT D
TO THE
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
DIAMOND SPORTS HOLDINGS LLC
A DELAWARE LIMITED LIABILITY COMPANY

REGULATORY ALLOCATIONS EXHIBIT
This Exhibit contains special rules for the allocation of items of LLC income, gain, loss and deduction that override the basic allocations of Profits and Losses in Section 5.1 of the Agreement to the extent necessary to cause the overall allocations of items of LLC income, gain, loss and deduction to have substantial economic effect pursuant to Treasury Regulations § 1.704-1(b) and shall be interpreted in light of that purpose. Subsection (a) below contains special technical definitions. Subsections (b) through (h) contain the Regulatory Allocations themselves. Subsections (i) and (j) are special rules applicable in applying the Regulatory Allocations.
(a)    Definitions Applicable to Regulatory Allocations. For purposes of the Agreement, the following terms shall have the meanings indicated:
(i) “Adjusted Capital Account” shall mean, with respect to any Member or assignee, such Person’s Capital Account (as defined in Exhibit B) as of the end of the relevant Fiscal Year increased by any amounts which such Person is obligated to restore, or is deemed to be obligated to restore pursuant to the next to last sentences of Treasury Regulations §§ 1.704-2(g)(1) (share of minimum gain) and 1.704-2(i)(5) (share of Member Nonrecourse Debt Minimum Gain).
(ii) “LLC Minimum Gain” shall have the meaning of “partnership minimum gain” set forth in Treasury Regulations § 1.704-2(d) and is generally the aggregate gain the LLC would realize if it disposed of its property subject to Nonrecourse Liabilities in full satisfaction of each such liability and for no other consideration, with such other modifications as provided in Treasury Regulations § 1.704-2(d). In the case of Nonrecourse Liabilities for which the creditor’s recourse is not limited to particular assets of the LLC, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the LLC shall be treated as a single liability and allocated to the LLC’s assets using any reasonable basis selected by the Board.
(iii) “Member Nonrecourse Debt” shall mean any LLC liability with respect to which one or more but not all of the Members or related Persons to one or more but not all of the Members

Exhibit D - 1

bears the economic risk of loss within the meaning of Treasury Regulations § 1.752-2 as a guarantor, lender or otherwise.
(iv) “Member Nonrecourse Debt Minimum Gain” shall mean the minimum gain attributable to Member Nonrecourse Debt as determined pursuant to Treasury Regulations § 1.704-2(i)(3). In the case of Member Nonrecourse Debt for which the creditor’s recourse against the LLC is not limited to particular assets of the LLC, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the LLC shall be treated as a single liability and allocated to the LLC’s assets using any reasonable basis selected by the Board.
(v) “Member Nonrecourse Deductions” shall mean losses, deductions or Code § 705(a)(2)(B) expenditures attributable to Member Nonrecourse Debt under the general principles applicable to “partner nonrecourse deductions” set forth in Treasury Regulations § 1.704-2(i)(2).
(vi) “Nonrecourse Deductions” shall mean losses, deductions or Code § 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities (see Treasury Regulations § 1.704-2(b)(1)). The amount of Nonrecourse Deductions for a Fiscal Year shall be determined pursuant to Treasury Regulations § 1.704-2(c), and shall generally equal the net increase, if any, in the amount of LLC Minimum Gain for that taxable year, determined generally according to the provisions of Treasury Regulations § 1.704-2(d), reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in LLC Minimum Gain, with such other modifications as provided in Treasury Regulations § 1.704-2(c).
(vii) “Nonrecourse Liability” shall mean any LLC liability (or portion thereof) for which no Member bears the economic risk of loss under Treasury Regulations § 1.752-2.
(viii) “Regulatory Allocations” shall mean allocations of Nonrecourse Deductions provided in Paragraph (b) below, allocations of Member Nonrecourse Deductions provided in Paragraph (c) below, the minimum gain chargeback provided in Paragraph (d) below, the Member Nonrecourse Debt Minimum Gain chargeback provided in Paragraph (e) below, the qualified income offset provided in Paragraph (f) below, the gross income allocation provided in Paragraph (g) below and the curative allocations provided in Paragraph (h) below.
(b)    Nonrecourse Deductions. All Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to the number of Units held by such Member during such Fiscal Year.
(c)    Member Nonrecourse Deductions. All Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member who bears the economic risk of loss under Treasury Regulations § 1.752-2 with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

Exhibit D - 2

(d)    Minimum Gain Chargeback. If there is a net decrease in LLC Minimum Gain for a Fiscal Year, each Member shall be allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of such net decrease in LLC Minimum Gain, determined in accordance with Treasury Regulations § 1.704-2(g)(2) and the definition of LLC Minimum Gain set forth above. This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(f) and shall be interpreted consistently therewith.
(e)    Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt for any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt as of the beginning of the Fiscal Year, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations §§ 1.704-2(i)(4) and (5) and the definition of Member Nonrecourse Debt Minimum Gain set forth above. This Paragraph is intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirement in Treasury Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.
(f)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of LLC income and gain (consisting of a pro rata portion of each item of LLC income, including gross income and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate any deficit in such Member’s Capital Account created by such adjustments, allocations or distributions as quickly as possible. This provision is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(g)    Gross Income Allocation. In the event any Member has a deficit in its Adjusted Capital Account at the end of any Fiscal Year, each such Member shall be allocated items of LLC gross income and gain, in the amount of such Adjusted Capital Account deficit, as quickly as possible.
(h)    Curative Allocations. When allocating Profits and Losses under Section 5.1, such allocations shall be made so as to offset any prior allocations of gross income under Paragraphs (b) through (g) above and Paragraph (j) below to the greatest extent possible so that overall allocations of Profits and Losses shall be made as if no such allocations of gross income occurred.
(i)    Ordering. The allocations in this Exhibit to the extent they apply shall be made before the allocations of Profits and Losses under Section 5.1 and in the order in which they appear above.

Exhibit D - 3

(j)    Code § 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code § 734(b) or Code § 743(b) is required, pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
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Exhibit D - 4

EXHIBIT E
TO THE
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
DIAMOND SPORTS HOLDINGS LLC
A DELAWARE LIMITED LIABILITY COMPANY

INDEMNIFICATION EXHIBIT
(a) Rights to Indemnification.
(i) To the full extent permitted by law, the LLC shall indemnify and save harmless its Members, Managers, the Partnership Representative and the Officers (collectively, the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with the Business of the LLC or the performance by such Indemnitee of any of his, her or its responsibilities under the Agreement, other than with respect to any actions or claims brought by or in the right of the LLC or any of its Subsidiaries. The rights created by this Exhibit (but only with respect to actions, events and circumstances occurring during an Indemnitee’s tenure as a Manager, Member, Partnership Representative or Officer) shall continue as to an Indemnitee who has ceased to be a Manager, Member, Partnership Representative or Officer and shall inure to the benefit of such Indemnitee’s heirs, executors, administrators, legal representatives, successors and assigns.
(ii) Without limiting any other provisions of the Agreement (including this Exhibit), the LLC shall pay or reimburse, and indemnify and hold harmless each Indemnitee against, expenses reasonably incurred by such Person in connection with his appearances as a witness or other participation in a Proceeding involving or affecting the LLC at a time when the Indemnitee is not a named defendant or respondent in the Proceeding. For the purposes of this Exhibit, a “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

Exhibit E - 1

(iii) Notwithstanding any other provision of the Agreement (including this Exhibit), any indemnification hereunder shall be provided out of and to the extent of LLC assets only, and no Member shall have personal liability on account thereof.
(iv) The indemnification provided in this Exhibit is solely for the benefit of Indemnitees and shall not give rise to any right to indemnification in favor of any other persons.
(b) Advance Payment of Expenses. Expenses incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder may be advanced by the LLC from time to time upon request prior to the final disposition thereof (an “Advancement of Expense”) upon receipt of a written agreement by the Indemnitee to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to be indemnified hereunder and the receipt by the LLC of adequate security as determined by the Board.
(c) Procedure for Indemnification.
(i) Each Indemnitee shall give the Board notice in writing, as soon as practicable, of any matter or Proceeding for which such Indemnitee expects to or will seek indemnification under this Exhibit. Such notice shall include a written request for indemnification and shall be accompanied by any documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Indemnitee shall direct such notice, request and documentation to the Board at the address of the LLC’s principal executive offices. Notwithstanding the foregoing, any failure of Indemnitee to provide such notice to the Board shall not relieve the LLC of any liability that it may have to Indemnitee unless and to the extent such failure materially prejudices the interests of the LLC.
(ii) With respect to any matter or Proceeding of which the Board is notified under the preceding paragraph, the LLC shall be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel approved by the Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to the Indemnitee of written notice of its election to do so, in which case the Indemnitee shall provide the LLC such information and cooperation as the LLC may reasonably require in connection with such defense and as shall be within the Indemnitee’s power to so provide. After delivery of such notice from the LLC to the Indemnitee of its intention to assume the defense of such matter or Proceeding, the Indemnitee’s approval of LLC’s counsel, and the retention of such counsel, the LLC will not be liable to the Indemnitee under this Exhibit for any fees and expenses of counsel subsequently incurred by the Indemnitee with respect to such matter or Proceeding, other than as provided below. The Indemnitee shall have the right to employ his or her own counsel in connection with such matter or Proceeding, but the fees and expenses of such counsel incurred after such notice, approval and retention shall be at the expense of the Indemnitee, unless (A) the employment of counsel by the Indemnitee has been authorized by the Board, (B) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the LLC and the

Exhibit E - 2

Indemnitee in the conduct of the defense of such action or (C) the LLC shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the LLC, except as otherwise expressly provided by this Exhibit. The LLC shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the LLC or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (B) above. Notwithstanding any of the foregoing, the LLC shall not be permitted to settle any matter or Proceeding, or any claim, issue or matter therein, on behalf of the Indemnitee, without the prior written consent of the Indemnitee, unless the LLC assumes full and sole responsibility for such settlement and such settlement grants the Indemnitee a complete and unqualified release in respect of any potential or resulting liability or the Indemnitee is otherwise fully indemnified against all such liability, and the LLC shall not be liable for any amount paid by the Indemnitee in settlement of any Proceeding that is not defended by the LLC, unless the LLC has consented to such settlement, which consent shall not be unreasonably withheld.
(d) Right of Indemnitee to Commence Proceeding.
(i) If, following its receipt of the written notice described in Paragraph (c)(i) above, a majority of the Managers on the Board who are not at the time parties to, and who do not have any direct or indirect interest in, the relevant matter or Proceeding, determine that the Indemnitee has not met the applicable standard of conduct for which indemnification may be made as set forth in this Exhibit or if a claim under subsection (a) or (b) of this Exhibit is not otherwise paid in full by the LLC within 30 days after such written claim has been received by the LLC, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, an Indemnitee may at any time thereafter commence a Proceeding against the LLC to recover the unpaid amount of the claim. If successful in whole or in part in any such Proceeding, or in a Proceeding brought by the LLC to recover any Advancement of Expenses, the Indemnitee shall also be entitled to be paid the reasonable costs and expenses of prosecuting or defending such Proceeding.
(ii) In any Proceeding brought by an Indemnitee to enforce a right to indemnification hereunder (but not in a Proceeding brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that (and in any Proceeding by the LLC to recover an Advancement of Expenses, the LLC shall be entitled to recover such expenses upon a final adjudication that) the Indemnitee has not met the requirements for indemnification hereunder; provided, however, that in any such Proceeding, neither (A) the failure of the Board to have made the determination prior to the commencement of such Proceeding that indemnification of the Indemnitee is proper in the circumstances, (B) an actual determination by the Board that the Indemnitee has not met such applicable requirements nor (C) the termination of any Proceeding by any judgment, order, settlement or plea therein shall, of itself, create a presumption that the Indemnitee has not met such applicable legal requirements or, in the case of such a Proceeding brought by the Indemnitee, be a defense to such a Proceeding.

Exhibit E - 3

(iii) In any Proceeding brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the LLC to recover an Advancement of Expenses, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Exhibit or otherwise shall be on the LLC.
(iv) Without limiting the foregoing, any action commenced pursuant to this subsection (d) shall be conducted in all respects as a de novo adjudication on the merits; provided, however, if a final unappealable determination shall have been made, pursuant to the foregoing subsections (i) through (iii), that an Indemnitee is entitled to indemnification, the LLC shall be bound thereby. The LLC and all Indemnitees shall be precluded from asserting in any action pursuant to this subsection (d) that the procedures and presumptions of this Exhibit are not valid, binding and enforceable.
(e) Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Exhibit shall not be exclusive of any other right which any Person may have or hereafter acquire under applicable law, under any other agreement, pursuant to any vote of the Board or otherwise; provided that the Indemnitee shall not be entitled to recover more than once for the same damage. By this Exhibit, the LLC intends to indemnify the Indemnitees to the fullest extent permitted by applicable law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Exhibit, the Agreement or by statute. In the event of any change, after the date of the Agreement, in any applicable law, statute or rule which expands the right of the LLC to indemnify the Indemnitees, such changes shall be, ipso facto, within the purview of the Indemnitees’ rights and the LLC’s obligations under this Exhibit. In the event of any change in any applicable law, statute or rule which narrows the right of the LLC to indemnify the Indemnitees, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Exhibit shall have no effect on this Exhibit or the Agreement or the parties’ rights and obligations hereunder.
(f) Insurance. The LLC shall, at the LLC’s expense, be authorized to maintain such insurance as the Board may determine necessary or appropriate to insure any amounts indemnifiable hereunder as well as to protect the Indemnitees or any employee or agent of the LLC, any of its Subsidiaries or another enterprise against any expense, liability or loss of the kind referred to in this Exhibit, whether or not the LLC would have the power to indemnify such Indemnitees against such expense, liability or loss under the applicable law. If, at the time of the receipt by the Board of a notice of a matter or Proceeding for which indemnification is sought pursuant to Paragraph (c) above, the LLC has director and officer liability insurance in effect, the LLC shall give prompt notice of the commencement, or the threat of the commencement, of such matter or Proceeding to the insurers in accordance with the procedures set forth in the respective applicable insurance policies. The LLC shall thereafter take all necessary action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such matter or Proceeding in accordance with the terms of such policies; provided that no such payments by such insurers shall relieve the LLC of any liability or

Exhibit E - 4

obligation which it may have to the Indemnitee except as and to the extent expressly provided under this Exhibit.
(g) Contribution by the LLC. The LLC hereby agrees that, in the event that the indemnification provided for in this Exhibit is for any reason finally judicially determined to be unavailable (other than any determination that the Indemnitee is not entitled to indemnification pursuant to subprovisions (a)(iv) and (v) hereof), the LLC shall contribute to the payment of any and all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA or other excise taxes or penalties and amounts paid in settlement) in such proportion as is appropriate to reflect the relative fault of the LLC and the Indemnitee with respect to such expenses, liability and loss.
(h) Survival. The provisions of this Exhibit shall survive any termination or dissolution of the LLC.
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Exhibit E - 5